Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The following table contains our selected historical consolidated financial data for the five years ended December 31, 2008. The selected historical consolidated financial data for each of the five years ended December 31, 2008, 2007, 2006, 2005 and 2004 have been derived from our audited consolidated financial statements. This selected financial data should be read in conjunction with Koppers’ Consolidated Financial Statements and related notes included elsewhere in this Annual Report on Form 10-K as well as Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	Year ended December 31,
	2008	2007	2006	2005	2004
(Dollars in millions, except share and per share amounts)
Statement of Operations Data:
Net sales	$1,364.8	$1,255.6	$1,044.2	$913.4	$854.3
Depreciation and amortization	30.0	29.5	29.6	28.4	29.0
Operating profit	129.6	125.1	79.0	69.0	54.0
Interest expense	40.8	45.9	61.3	51.7	38.2
Income from continuing operations	48.4	50.5	9.0	10.6	7.3
Income from discontinued operations(1)(2)	4.4	9.3	8.7	1.4	5.5
Gain on sale of Koppers Arch(1)(2)	—	6.7	—	—	—
Gain on sale of Monessen(2)	85.9	—	—	—	—
Net income(3)	138.7	66.5	17.7	12.0	12.8
Net income attributable to Koppers	138.0	63.3	15.2	9.9	9.6
Net income applicable to Koppers common shares(4)	138.0	63.3	15.2	(19.1)	(67.9)
Earnings (Loss) Per Common Share Data:(4)(5)
Basic – continuing operations	$2.31	$2.30	$0.39	$(7.28)	$(24.57)
Diluted – continuing operations	2.30	2.29	0.36	(7.28)	(24.57)
Weighted average common shares outstanding (in thousands):(5)
Basic	20,651	20,768	19,190	2,907	2,932
Diluted	20,767	20,874	20,104	2,907	2,932
Balance Sheet Data:
Cash and cash equivalents(6)	$63.1	$14.4	$21.3	$26.1	$41.8
Total assets	661.1	669.3	649.4	551.8	583.6
Total debt	374.9	440.2	475.9	517.2	512.8
Other Data:
Capital expenditures:(7)	$36.7	$23.2	$27.5	$21.1	$19.1
Cash dividends declared per common share(5)	$0.88	$0.68	$1.30	$3.19	$8.51
Cash dividends declared per preferred share	—	—	—	12.68	33.85

(1)	In July 2007, we sold our 51 percent interest in Koppers Arch Investments Pty Limited and its subsidiaries (“Koppers Arch”). Koppers Arch’s results of operations have been classified as a discontinued operation for all periods presented.
(2)	In October 2008, we sold our 95 percent interest in Koppers Monessen Partners LP (“Monessen”). Monessen’s results of operations have been classified as a discontinued operation for all periods presented.
(3)	In connection with our initial public offering in February 2006, costs totaling $17.4 million were incurred for a related call premium on the Senior Secured Notes ($10.1 million), the write-off of deferred financing costs ($3.2 million), the termination of the Saratoga Partners III, L.P. advisory services contract ($3.0 million) and payment of bond consent fees ($1.1 million).
(4)	Prior to the conversion of the senior convertible preferred stock into shares of common stock in connection with our initial public offering in February 2006, earnings per share were calculated in accordance with Emerging Issues Task Force No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, after giving effect to the 3.9799-for-one stock split.
(5)	Cash dividends declared per common share, earnings per common share and weighted average common shares outstanding give effect to a 3.9799-for-one stock split in January 2006.
(6)	Includes cash of discontinued operations for periods prior to 2008.
(7)	Excludes capital expenditures by Koppers Arch, a discontinued operation, of $— million, $0.1 million, $0.8 million, $0.6 million and $1.0 million and by Koppers Monessen, a discontinued operation, of $0.4 million, $1.0 million, $0.2 million, $1.3 million and $1.1 million for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Koppers Holdings Inc.:

We have audited the accompanying consolidated balance sheets of Koppers Holdings Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Koppers Holdings Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

As discussed in Note 16 to the consolidated financial statements, effective December 31, 2006, Koppers Holdings Inc. and subsidiaries adopted the funded status recognition provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87,88,106 and 132(R). As discussed in Notes 8 and 16, respectively, to the consolidated financial statements, effective January 1, 2007, Koppers Holdings Inc. and subsidiaries adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 and the measurement date provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87,88,106 and 132(R).

As discussed in Note 3 to the consolidated financial statements, during 2009 the Company adopted Statement of Financial Accounting Standards No. 160, Accounting and Reporting Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Koppers Holdings Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 18, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

February 18, 2009, except for Note 22 and the effects of adopting SFAS 160 in Note 3, as to which the date is September 4, 2009

KOPPERS HOLDINGS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
(Dollars in millions, except share and per share amounts)
Net sales	$1,364.8	$1,255.6	$1,044.2
Cost of sales (excluding items below)	1,140.0	1,028.9	873.4
Depreciation and amortization	30.0	29.5	29.6
Selling, general and administrative expenses	65.2	72.1	62.2

Operating profit	129.6	125.1	79.0
Other income	1.2	0.3	0.9
Interest expense	40.8	45.9	61.3

Income before income taxes	90.0	79.5	18.6
Income taxes	41.6	29.0	9.6

Income from continuing operations	48.4	50.5	9.0
Income from discontinued operations, net of tax benefit of $(3.0), $(2.8) and $(3.6)	4.4	9.3	8.7
Gain on sale of Koppers Arch, net of tax expense of $4.3	—	6.7	—
Gain on sale of Monessen, net of tax expense of $50.4	85.9	—	—

Net income	138.7	66.5	17.7
Net income attributable to noncontrolling interests	0.7	3.2	2.5

Net income attributable to Koppers	$138.0	$63.3	$15.2

Earnings per common share attributable to Koppers common shareholders:
Basic —
Continuing operations	$2.31	$2.30	$0.39
Discontinued operations	4.37	0.75	0.40

Earnings per basic common share	$6.68	$3.05	$0.79

Diluted —
Continuing operations	$2.30	$2.29	$0.36
Discontinued operations	4.35	0.74	0.39

Earnings per diluted common share	$6.65	$3.03	$0.75

Weighted average common shares outstanding (in thousands):
Basic	20,651	20,768	19,190
Diluted	20,767	20,874	20,104
Dividends declared per common share	$0.88	$0.68	$1.30

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2008	2007	2006
(Dollars in millions)
Net income	$138.7	$66.5	$17.7
Changes in other comprehensive income (loss):
Currency translation adjustment	(28.5)	11.1	10.6
Minimum pension liability, net of tax of $–, $– and $3.3	—	—	5.0
Unrecognized pension transition asset, net of tax of $(0.1), $(0.2) and $–	(0.3)	(0.5)	—
Unrecognized pension prior service cost, net of tax of $(0.1), $(0.5) and $–	(0.1)	(0.7)	—
Unrecognized pension net gain (loss), net of tax of $(19.4), $5.7 and $–	(30.5)	9.3	—

Total comprehensive income	79.3	85.7	33.3
Net income attributable to noncontrolling interests	0.7	3.2	2.5
Currency translation adjustment attributable to noncontrolling interests	0.6	0.1	0.3

Comprehensive income attributable to Koppers	$78.0	$82.4	$30.5

The accompanying notes are an integral part of these consolidated financial statements.

KOPPERS HOLDINGS INC.

CONSOLIDATED BALANCE SHEET

	December 31,
	2008	2007
(Dollars in millions, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$63.1	$13.8
Short-term investments	1.7	2.1
Restricted cash	4.2	3.1
Accounts receivable, net of allowance of $0.5 and $0.2	112.1	140.0
Inventories, net	171.8	171.9
Deferred tax assets	2.6	18.5
Assets of discontinued operations held for sale	—	21.6
Other current assets	16.9	22.4

Total current assets	372.4	393.4
Equity in non-consolidated investments	6.0	4.2
Property, plant and equipment, net	144.8	145.2
Goodwill	58.4	62.5
Deferred tax assets	56.0	38.7
Other assets	23.5	25.3

Total assets	$661.1	$669.3

Liabilities
Current liabilities:
Accounts payable	$82.1	$103.6
Accrued liabilities	61.8	63.7
Dividends payable	4.5	3.5
Liabilities of discontinued operations held for sale	—	6.8
Short-term debt and current portion of long-term debt	0.2	21.3

Total current liabilities	148.6	198.9
Long-term debt	374.7	418.9
Accrued postretirement benefits	75.7	27.8
Other long-term liabilities	36.1	37.6

Total liabilities	635.1	683.2
Commitments and contingent liabilities (Note 19)
Equity (Deficit)
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,097,443 and 20,971,456 shares issued	0.2	0.2
Additional paid-in capital	126.6	124.4
Receivable from Director for purchase of Common Stock	—	(0.6)
Retained deficit	(37.8)	(157.6)
Accumulated other comprehensive income (loss)	(47.4)	12.6
Treasury stock, at cost; 668,716 and 144,905 shares	(23.6)	(2.3)

Total Koppers stockholders’ equity (deficit)	18.0	(23.3)
Noncontrolling interests	8.0	9.4

Total equity (deficit)	26.0	(13.9)

Total liabilities and equity (deficit)	$661.1	$669.3

The accompanying notes are an integral part of these consolidated financial statements.

KOPPERS HOLDINGS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
(Dollars in millions)
Cash provided by (used in) operating activities:
Net income	$138.7	$66.5	$17.7
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	32.7	34.7	33.4
(Gain) loss on sale of assets	(141.7)	(11.1)	1.0
Deferred income taxes	13.0	3.0	(2.9)
Non-cash interest expense	17.1	15.6	16.3
Equity income of affiliated companies, net of dividends received	0.8	0.3	0.3
Change in other liabilities	—	(6.9)	(7.8)
Stock-based compensation	3.7	1.9	0.4
Other	1.6	0.4	5.4
(Increase) decrease in working capital:
Accounts receivable	18.9	(17.9)	(18.1)
Inventories	(15.1)	(28.6)	(21.7)
Accounts payable	(16.8)	16.2	18.5
Accrued liabilities and other working capital	(1.0)	(8.0)	(13.6)

Net cash provided by operating activities	51.9	66.1	28.9
Cash provided by (used in) investing activities:
Capital expenditures	(37.1)	(24.3)	(28.5)
Acquisitions	(2.9)	(4.1)	(45.1)
Net cash proceeds from divestitures and asset sales	160.7	11.9	2.4

Net cash provided by (used in) investing activities	120.7	(16.5)	(71.2)
Cash provided by (used in) financing activities:
Borrowings of revolving credit	203.7	318.0	286.4
Repayments of revolving credit	(225.0)	(342.0)	(275.6)
Borrowings on long-term debt	—	—	53.1
Repayments on long-term debt	(62.0)	(20.8)	(120.2)
Issuances of Common Stock	0.6	—	121.8
Common Stock issuance costs	—	—	(9.6)
Repurchases of Common Stock	(21.3)	(0.9)	(0.4)
Excess tax benefit from employee stock plans	0.8	1.2	0.4
Payment of deferred financing costs	(2.7)	—	(1.0)
Dividends paid	(17.2)	(14.1)	(17.3)

Net cash provided by (used in) financing activities	(123.1)	(58.6)	37.6
Effect of exchange rates on cash	(0.8)	2.1	(0.1)

Net increase (decrease) in cash and cash equivalents	48.7	(6.9)	(4.8)
Add: Cash of assets held for sale at beginning of year	0.6	2.5	2.9
Less: Cash of assets held for sale at end of year	—	(0.6)	(2.5)
Cash and cash equivalents at beginning of year	13.8	18.8	23.2

Cash and cash equivalents at end of year	$63.1	$13.8	$18.8

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest	$22.0	$29.1	$43.7
Income taxes	74.0	25.0	8.4
Noncash investing and financing activities:
Acquisitions – liabilities assumed	$—	$—	$3.3
Capital leases	0.5	—	—

The accompanying notes are an integral part of these consolidated financial statements.

KOPPERS HOLDINGS INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Year Ended December 31,
	2008	2007	2006
(Dollars in millions)
Senior Convertible Preferred Stock
Balance at beginning and end of year	$—	$—	$—

Common Stock
Balance at beginning of year	$0.2	$0.2	$—
Initial public offering	—	—	0.2

Balance at end of year	$0.2	$0.2	$0.2

Additional paid-in capital
Balance at beginning of year	$124.4	$122.4	$10.4
Initial public offering	—	—	111.1
Employee stock plans	2.2	2.0	0.9

Balance at end of year	$126.6	$124.4	$122.4

Receivable from Director
Balance at beginning of year	$(0.6)	$(0.6)	$(0.6)
Repayment	0.6	—	—

Balance at end of year	$—	$(0.6)	$(0.6)

Retained deficit
Balance at beginning of year	$(157.6)	$(206.5)	$(200.7)
Net income attributable to Koppers	138.0	63.3	15.2
Common Stock dividends	(18.2)	(14.2)	(21.0)
Adoption of SFAS No. 158 and EITF 06-2	—	(0.2)	—

Balance at end of year	$(37.8)	$(157.6)	$(206.5)

Accumulated other comprehensive loss
Currency translation adjustment:
Balance at beginning of year	$26.6	$15.6	$5.3
Change in currency translation adjustment	(29.1)	11.0	10.3

Balance at end of year	(2.5)	26.6	15.6
Additional minimum pension liability:
Balance at beginning of year	—	—	(20.1)
Change in pension liability, net of tax	—	—	5.0
Adoption of SFAS No. 158, net of tax of $12.6	—	—	15.1

Balance at end of year	—	—	—
Unrecognized pension transition asset:
Balance at beginning of year	1.2	1.7	—
Change in unrecognized pension asset, net of tax	(0.3)	(0.5)	—
Adoption of SFAS No. 158, net of tax of $0.7	—	—	1.7

Balance at end of year	0.9	1.2	1.7
Unrecognized pension prior service cost:
Balance at beginning of year	(0.3)	0.4	—
Change in unrecognized pension prior service cost, net of tax	(0.1)	(0.7)	—
Adoption of SFAS No. 158, net of tax of $0.3	—	—	0.4

Balance at end of year	(0.4)	(0.3)	0.4
Unrecognized pension net loss:
Balance at beginning of year	(14.9)	(24.2)	—
Change in unrecognized pension net loss, net of tax	(30.5)	9.3	—
Adoption of SFAS No. 158, net of tax of $13.6	—	—	(24.2)

Balance at end of year	(45.4)	(14.9)	$(24.2)

Total balance at end of year	$(47.4)	$12.6	$(6.5)

Treasury stock
Balance at beginning of year	$(2.3)	$(1.4)	$(1.0)
Purchases	(21.3)	(0.9)	(0.4)

Balance at end of year	$(23.6)	$(2.3)	$(1.4)

Total Koppers stockholders’ equity (deficit) – end of year	$18.0	$(23.3)	$(92.4)

Noncontrolling interests
Balance at beginning of year	$9.4	$12.2	$12.0
Net income attributable to noncontrolling interests	0.7	3.2	2.5
Dividends to noncontrolling interests	(2.7)	(2.0)	(2.6)
Business disposition	—	(4.1)	—
Currency translation adjustment	0.6	0.1	0.3
Balance at end of year	$8.0	$9.4	$12.2

Total equity (deficit) – end of year	$26.0	$(13.9)	$(80.2)

The accompanying notes are an integral part of these consolidated financial statements.

KOPPERS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

Parent company of Koppers Inc. – In these financial statements, unless otherwise indicated or the context requires otherwise, when the terms “Koppers,” the “Company,” “we,” “our” or “us,” are used, they mean Koppers Inc., formerly known as Koppers Industries, Inc., and its subsidiaries on a consolidated basis for periods up until November 18, 2004 and Koppers Holdings Inc. (“Koppers Holdings”) and its subsidiaries on a consolidated basis for periods from and including November 18, 2004, when Koppers Holdings became the parent of Koppers Inc. The use of these terms is not intended to imply that Koppers Holdings and Koppers Inc. are not separate and distinct legal entities. Koppers Holdings has no direct operations and no significant assets other than the stock of Koppers Inc. as of December 31, 2008. It depends on the dividends from the earnings of Koppers Inc. and its subsidiaries to generate the funds necessary to meet its financial obligations, including payments of principal, interest, and other amounts on the Koppers Holdings’ Senior Discount Notes due 2014. The terms of Koppers Inc.’s senior secured credit facility prohibit Koppers Inc. from paying dividends and otherwise transferring assets except for certain limited dividends. Further, the terms of the indenture governing the Koppers Inc.’s Senior Secured Notes significantly restrict Koppers Inc. from paying dividends and otherwise transferring assets to Koppers Holdings. As of December 31, 2008 and 2007, dividends available to be declared based on covenant restrictions amounted to $153.7 million and $141.2 million, respectively.

Business description – The Company is a global integrated producer of carbon compounds and treated wood products for use in a variety of markets including the aluminum, railroad, specialty chemical, utility, rubber, and steel industries. The Company’s business is managed as two business segments, Carbon Materials & Chemicals and Railroad & Utility Products.

The Company’s Carbon Materials & Chemicals segment is primarily a supplier of carbon pitch, phthalic anhydride, creosote, carbon black and carbon black feedstock. Carbon pitch is used primarily by the aluminum industry as a binder in the manufacture of anodes. Phthalic anhydride is used in the manufacture of plasticizers, unsaturated polyester resins, alkyd resins and dye making. Creosote is used in the protection of timber products against insects, fungal decay and weathering. Carbon black and carbon black feedstock are used in the production of rubber tires.

The Company’s Railroad & Utility Products segment provides various products and services to railroads, including crossties (both wood and concrete), track panels and switch pre-assemblies and disposal services. The segment also supplies treated wood poles to electric and telephone utilities and provides products to, and performs various wood treating services for construction and other commercial applications.

Initial public offering – The Company completed an initial public offering (“IPO”) on February 6, 2006, resulting in the issuance of 8,700,000 additional common shares at a price of $14.00 per share, and the conversion of 2,288,481 shares of preferred stock into 9,107,926 shares of common stock. Of such converted shares, 2,800,000 were sold by the Company’s shareholders in connection with the IPO and the related over-allotment option. The Company received approximately $111.1 million of net proceeds (after $10.7 million of expenses) from the issuance and sale of 8,700,000 shares, which proceeds were used to redeem $101.7 million principal amount of the Senior Secured Notes due 2013 (the “Senior Secured Notes”) and pay a related call premium of $10.1 million. The Company wrote off $3.2 million of deferred financing costs related to the buyback of the notes and incurred $1.1 million of bond consent fees. The call premium, write-off of deferred financing costs, and consent fees were recorded as interest expense. The Company also incurred $3.0 million for the termination of the Saratoga Partners III, L.P. (“Saratoga”) advisory services contract, which was recorded in selling, general and administrative expense. A post-IPO dividend of $8.2 million, the consent fees and the Saratoga termination fee were financed through borrowings under the senior secured credit agreement.

2. Summary of Significant Accounting Policies

Principles of consolidation – The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries for which the Company is deemed to exercise control over its operations. All significant intercompany transactions have been eliminated. The Company’s investments in 20 percent to 50 percent-owned companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method of accounting. Accordingly, the Company’s share of the earnings of these companies is included in the accompanying consolidated statement of operations.

Use of estimates – Accounting principles generally accepted in the U.S. require management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies on the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information and actual results could differ materially from these estimates.

Foreign currency translation – For consolidated entities outside of the U.S. that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and asset and liabilities are generally translated at end-of-period exchange rates. Cumulative translation adjustments are included as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity. Currency translation gains released to income totaled $2.8 million for the year ended December 31, 2007 and related to the sale of Koppers Arch Investments Pty Limited and its subsidiaries.

Foreign currency transaction gains and losses result from transactions denominated in a currency which is different than the currency used by the entity to prepare its financial statements. Foreign currency transaction gains (losses) were $1.8 million, $0.4 million and $(0.8) million for the years ended December 31, 2008, 2007 and 2006, respectively.

Revenue recognition – The Company recognizes revenue when the risks and rewards of ownership and title to the product have transferred to the customer. Revenue recognition generally occurs at the point of shipment; however in certain circumstances as shipping terms dictate, revenue is recognized at the point of destination. Shipping and handling costs are included as a component of cost of sales.

The Company recognizes revenue related to the procurement of certain untreated railroad crossties upon transfer of title to the customer, which occurs upon delivery to the Company’s plant and acceptance by the customer. Service revenue, consisting primarily of wood treating services, is recognized at the time the service is provided. Payment on sales of untreated railroad crossties and wood treating services are generally due within 30 days of the invoice date. The Company’s recognition of revenue with respect to untreated crossties meets all the recognition criteria of SEC Staff Accounting Bulletin Topic 13.A.3., including transfer of title and risk of ownership, the existence of fixed purchase commitments and delivery schedules established by the customer, and the completion of all performance obligations by the Company. Revenue recognized for untreated crosstie sales for the years ended December 31, 2008, 2007 and 2006 amounted to $98.9 million, $111.1 million and $113.0 million, respectively.

Research & development – Research and development costs are expensed as incurred and are included in selling, general and administrative expenses. These costs totaled $2.8 million in 2008, $2.8 million in 2007 and $2.5 million in 2006.

Cash and cash equivalents – Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid investments with an original maturity of 90 days or less.

Restricted cash – Restricted cash includes cash that is required to be held on deposit by a bank and is not available for immediate withdrawal.

Accounts receivable – The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to Koppers, a specific reserve for bad debts is recorded against amounts due. If the financial condition of the Company’s customers were to deteriorate, resulting in an inability to make payments, additional allowances may be required. The allowance for doubtful accounts was $0.5 million and $0.2 million as of December 31, 2008 and 2007, respectively.

Inventories – Inventories are carried at lower of cost or market on a worldwide basis. In the U.S., inventory cost (excluding miscellaneous types of inventory) is determined primarily utilizing the last-in, first-out (“LIFO”) basis. Inventory cost outside the U.S. is determined utilizing the first-in, first-out (“FIFO”) basis. Market represents replacement cost for raw materials and net realizable value for work in process and finished goods. LIFO inventories constituted approximately 63 percent and 53 percent of the FIFO inventory value at December 31, 2008 and 2007, respectively.

Property, plant & equipment – Property, plant and equipment are recorded at purchased cost and include improvements which significantly increase capacities or extend useful lives of existing plant and equipment. Depreciation expense is calculated by applying the straight-line method over estimated useful lives. Estimated useful lives for buildings generally range from 10 to 20 years and depreciable lives for machinery and equipment generally range from 3 to 10 years. Net gains and losses related to asset disposals are recognized in earnings in the period in which the disposal occurs. Routine repairs, replacements and maintenance are expensed as incurred.

The Company periodically evaluates whether current facts and circumstances indicate that the carrying value of its depreciable long-lived assets may not be recoverable. If an asset, or logical grouping of assets, is determined to be impaired, the asset is written down to its fair value using discounted future cash flows and, if available, quoted market prices.

Goodwill & other intangible assets – Goodwill and other purchased intangible assets are included in the identifiable assets of the business segment to which they have been assigned. The Company performs impairment tests annually for goodwill, and more often as circumstances require. When it is determined that impairment has occurred, an appropriate charge to earnings is recorded. The Company performed its annual impairment test in the fourth quarters of 2008 and 2007 and determined there was no impairment of goodwill.

Identifiable intangible assets, other than goodwill, are recorded at cost. Identifiable intangible assets that do not have indefinite lives are amortized on a straight-line basis over their estimated useful lives.

Deferred income taxes – Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in earnings in the period the new laws are enacted. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. Deferred tax liabilities have not been recognized for the undistributed earnings of certain foreign subsidiaries because management intends to permanently reinvest such earnings in foreign operations.

Insurance – The Company is self-insured for property, casualty and workers’ compensation exposures up to various stop-loss coverage amounts. Losses are accrued based upon the Company’s estimates of the liability for the related deductibles of claims incurred. Such estimates utilize actuarial methods based on various assumptions, which include but are not limited to, the Company’s historical loss experience and projected loss development factors. In 2008 and 2007, the Company reversed $2.0 million and $1.7 million, respectively, of insurance loss reserves as a result of favorable loss trends related to self-insured claims. Such reversals increased operating profit in both periods. Insurance loss reserves accrued at December 31, 2008 and 2007 totaled $11.9 million at both dates.

Derivative financial instruments – The Company uses forward exchange contracts to hedge exposure to currency exchange rate changes on transactions and other commitments denominated in a foreign currency. Contracts are generally written on a short-term basis and are not held for trading or speculative purposes. The Company recognizes the fair value of the forward contracts as an asset or liability at each reporting date. Because the Company has not elected to designate the forward exchange contracts for hedge accounting treatment, changes in the fair value of the forward exchange contracts are recognized immediately in earnings.

During 2004, the Company entered into an interest rate swap agreement to convert the fixed rate on a portion ($50.0 million) of the Senior Secured Notes to a floating rate based on six-month LIBOR rates plus a specified spread. The swap agreement matures in October 2013 and requires semiannual cash settlements of interest paid or received. The differential between the interest paid or interest received from semi-annual settlements are recorded as an adjustment to interest expense. The effect of the swap for the year ended December 31, 2008 was a decrease in interest expense of approximately $0.3 million and for the years ended December 31, 2007 and 2006 was an increase in interest expense of approximately $0.5 million and $0.3 million, respectively. The swap hedges the Company’s exposure related to changes in interest rates on the fair value of the Company’s fixed rate debt. The swap is accounted for as a fair value hedge and has been determined to have no ineffectiveness as the critical terms of the swap are aligned with the hedged item. Any changes in the fair value of the swap are offset by an equal and opposite change in the fair value of the hedged item, therefore there is no net impact on reported earnings. Accordingly, the principal amount of the Senior Secured Notes subject to the interest rate swap is adjusted to fair value. The fair value of the swap agreement at December 31, 2008 was an asset of $1.9 million which is recorded in other assets in the balance sheet. The fair value of the swap agreement at December 31, 2007 was a liability of $0.5 million which is recorded in other long-term liabilities in the balance sheet.

Asset retirement obligations – Asset retirement obligations are initially recorded at fair value and are capitalized as part of the cost of the related long-lived asset when sufficient information is available to estimate fair value. The capitalized costs are subsequently charged to depreciation expense over the estimated useful life of the related long-lived asset. The fair value of the obligation is determined by calculating the discounted value of expected future cash flows and accretion expense is recorded each month to ultimately increase this obligation to full value.

The Company recognizes asset retirement obligations for the removal and disposal of residues; dismantling of certain tanks required by governmental authorities; cleaning and dismantling costs for owned rail cars; and cleaning costs for leased rail cars and barges.

The following table describes changes to the Company’s asset retirement obligation liabilities at December 31, 2008 and 2007:

	2008	2007
(Dollars in millions)
Asset retirement obligation at beginning of year	$18.1	$20.0
Accretion expense	1.6	1.6
Revision in estimated cash flows	0.3	3.6
Cash expenditures	(6.0)	(7.3)
Currency translation	(0.1)	0.2

Asset retirement obligation at end of year	$13.9	$18.1

Litigation & contingencies – Amounts associated with litigation and contingencies are accrued when management, after taking into consideration the facts and circumstances of each matter including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Environmental liabilities – The Company accrues for remediation costs and penalties when the responsibility to remediate is probable and the amount of related cost is reasonably estimable. If only a range of potential liability can be estimated and no amount within the range is more probable than another, the accrual is recorded at the low end of that range. Remediation liabilities are discounted if the amount and timing of the cash disbursements are readily determinable.

Deferred revenue from extended product warranty liabilities – The Company defers revenues associated with extended product warranty liabilities based on historical loss experience and sales of extended warranties on certain products. The following table describes changes to the Company’s deferred revenue at December 31, 2008 and 2007:

	2008	2007
(Dollars in millions)
Deferred revenue at beginning of year	$8.2	$8.4
Deferred revenue for sales of extended warranties – current year	0.5	0.9
Revenue earned	(1.2)	(1.1)

Deferred revenue at end of year	$7.5	$8.2

Stock-based compensation – The Company records compensation cost over the vesting period for share-based payments to employees at an amount equivalent to the grant date fair value of the stock award. No compensation cost is recognized for any stock awards that are forfeited in the event the recipient fails to meet the vesting requirements.

Reclassifications – Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to the current year presentation, including the reclassification of restricted cash from cash and cash equivalents of $3.1 million at December 31, 2007 and 2006.

3. New Accounting Guidance

In December 2007 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS 160 changes the classification of noncontrolling, or minority, interests on the balance sheet and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under the new standard, noncontrolling interests are considered equity and are to be reported as an element of stockholders’ equity (deficit) in the balance sheet and net income will encompass the total income before noncontrolling interest expense or benefit. The income statement will include separate disclosure of the attribution of income between controlling and noncontrolling interests. SFAS 160 is effective for fiscal years beginning after December 15, 2008 and all periods presented have been restated to reflect the adoption of SFAS 160.

4. Accounting Changes

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 for financial assets and liabilities, and for fiscal years beginning after November 15, 2008 for other non-recurring non-financial assets and liabilities. The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Non-recurring nonfinancial assets and nonfinancial liabilities for which we have not applied the provisions of SFAS 157 include those measured at fair value in goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment testing, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination.

SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

At December 31, 2008, the Company had an interest rate swap valued at $1.9 million and cash surrender values on insurance policies totaling $1.3 million. Both assets are classified as Level 2 in the valuation hierarchy and are measured from quotes and values received from financial institutions.

5. Business Dispositions and Plant Closures

Sale of Koppers Monessen Partners LP

On October 1, 2008, Koppers Inc. and a limited partner sold Koppers Monessen Partners LP (“Monessen”) to ArcelorMittal S.A. for cash of $160.0 million plus working capital of $10.4 million. Net cash proceeds, after deduction for the limited partner interest, taxes and transaction costs, were approximately $100.0 million. The Company recognized an after-tax gain of $85.9 million. Monessen is a metallurgical furnace coke facility that was 95 percent-owned by Koppers Inc. (which served as the general partner) and five percent owned by a limited partner. Effective as of the end of the second quarter of 2008, Monessen was classified as a discontinued operation in the Company’s statement of operations and its assets and liabilities were reclassified as “held for sale” in the balance sheet. Accordingly, the Company’s financial statements and earnings per share have been restated for prior periods. Monessen was part of the Carbon Materials & Chemicals business segment.

In February 2009, the acquirer filed a notice of objection in connection with the determination of certain assumed liabilities and has requested an adjustment to the purchase price of approximately $2.0 million. Based upon the nature of the objections cited by the acquirer, at this time, the Company does not believe that the purchase price should be adjusted and accordingly, no adjustment to the purchase price has been provided as of December 31, 2008.

Sale of Koppers Arch

On July 5, 2007, the Company sold its 51 percent interest in Koppers Arch Investments Pty Limited and its subsidiaries (“Koppers Arch”) to Arch Chemicals Inc. for net cash proceeds of $14.3 million and recognized a gain from the sale, net of tax, of $6.7 million. Effective as of this date, Koppers Arch was classified as a discontinued operation in the Company’s statement of operations and earnings per share and the Company’s financial statements have been accordingly restated. Koppers Arch was part of the Carbon Materials & Chemicals business segment.

Net sales and operating profit from discontinued operations for the three years ended December 31, 2008 consist of the following amounts:

	Years Ended December 31,
	2008	2007	2006
Net sales	$50.2	$99.4	$115.3
Operating profit	1.4	6.8	5.7
Diluted earnings per common share:
Income from discontinued operations	$0.21	$0.42	$0.39
Gain on sale of Koppers Arch	—	0.32	—
Gain on sale of Monessen	4.14	—	—

Earnings per common share – discontinued operations	$4.35	$0.74	$0.39

The following table summarizes the net assets held for disposal as of December 31, 2007:

December 31, 2007
(Dollars in millions)
Cash and cash equivalents	$0.6
Accounts receivable	8.0
Inventories, net	7.8
Property, plant and equipment, net	10.5
Deferred tax liabilities	(5.3)

Total assets of discontinued operations held for sale	$21.6

Accounts payable	$5.7
Accrued liabilities	1.1

Total liabilities of discontinued operations held for sale	$6.8

Other Plant Closing and Due Diligence Costs

In June 2006, the Company sold its specialty track products business and related assets located at the Company’s facility in Alorton, Illinois for cash of $1.9 million. The Company recorded a loss on disposal, before tax, of $1.6 million which was recorded as a component of cost of sales. For the year ended December 31, 2006, sales contributed by the business unit were $3.2 million and its operating loss, excluding the loss on disposal, was $(0.6) million. This facility was related to the Company’s Railroad & Utility Products segment.

In 2007, the Company expensed due diligence costs of $6.8 million related to a potential acquisition which was not consummated. The potential acquisition related to the Company’s Carbon Materials & Chemicals business.

6. Earnings and Dividends per Common Share

The computation of basic earnings per common share for the periods presented is based upon the weighted average number of common shares outstanding during the periods. The computation of diluted earnings per common share includes the effect of nonvested nonqualified stock options and restricted stock units assuming such options and stock units were outstanding common shares at the beginning of the period. The effect of antidilutive securities is excluded from the computation of diluted earnings per common share. For this reason, the nonqualified stock options were not included in the computation of diluted earnings per share for year ended December 31, 2008 (totaling 97,305 shares) and December 31, 2007 (totaling 39,196 shares).

The following table sets forth the computation of basic and diluted earnings per common share:

	Year Ended December 31,
	2008	2007	2006
(Dollars in millions, except share amounts, in thousands, and per share amounts)
Income from continuing operations	$48.4	$50.5	$9.0
Less: Noncontrolling interests in continuing operations	0.7	2.7	1.6

Income from continuing operations attributable to Koppers	$47.7	$47.8	$7.4

Weighted average common shares outstanding:
Basic	20,651	20,768	19,190
Effect of dilutive securities	116	106	914

Diluted	20,767	20,874	20,104

Earnings per common share – continuing operations:
Basic earnings per common share	$2.31	$2.30	$0.39
Diluted earnings per common share	2.30	2.29	0.36

On February 4, 2009, the board of directors declared a quarterly dividend of 22 cents per common share, payable on April 1, 2009 to shareholders of record as of February 17, 2009.

7. Stock-based Compensation

In December 2005, the Company’s board of directors and shareholders adopted the 2005 Long-Term Incentive Plan (the “LTIP”). The LTIP provides for the grant to eligible persons of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance awards, dividend equivalents and other stock-based awards, which we refer to collectively as the awards. Restricted stock units were also granted under a 2004 Restricted Stock Unit Plan which vested ratably over five years. All restricted stock units issued under this plan have vested by December 31, 2008.

Under the LTIP, the board of directors granted restricted stock units and performance stock units to certain employee participants (collectively, the “stock units”) in 2007 and 2008. With respect to the 2007 grant, the restricted stock units will vest ratably each year over a period of three years for most participants, assuming continued employment. With respect to the 2008 grant, the restricted stock units will vest on the third anniversary of the grant date, assuming continued employment by the participant. The performance stock units granted in both years will vest upon the attainment of the applicable performance objective at the end of a three-year measurement period. The applicable performance objective is based upon a three-year cumulative value creation calculation commencing on the first day of each grant year. The number of performance stock units granted represents the target award and participants have the ability to earn between zero and 150 percent of the target award based upon actual performance. If minimum performance criteria are not achieved, no performance stock units will vest.

Dividends declared on the Company’s common stock during the restriction period of the stock units are credited at equivalent value as additional stock units and become payable as additional common shares upon vesting. In the event of termination of employment, other than retirement, death or disability, any nonvested stock units are forfeited, including additional stock units credited from dividends. In the event of termination of employment due to retirement, death or disability, pro-rata vesting of the stock units over the service period will result. There are special vesting provisions for the stock units related to a change in control.

In accordance with accounting standards, compensation expense for nonvested stock units is recorded over the vesting period based on the fair value at the date of grant. The fair value of stock units is the market price of the underlying common stock on the date of grant.

The following table shows a summary of the performance stock units as of December 31, 2008:

Performance Period	Minimum Shares	Target Shares	Maximum Shares
2007 – 2009	—	64,400	96,600
2008 – 2010	—	46,774	70,161

The following table shows a summary of the status and activity of nonvested stock awards for the year ended December 31, 2008:

	Restricted Stock Units	Performance Stock Units	Total Stock Units	Weighted Average Grant Date Fair Value per Unit
Nonvested at January 1, 2008	136,443	68,450	204,893	$14.28
Granted	23,534	47,495	71,029	$39.99
Credited from dividends	493	1,030	1,523	$33.47
Vested	(105,681)	—	(105,681)	$4.61
Forfeited	(6,089)	(4,068)	(10,157)	$18.55

Nonvested December 31, 2008	48,700	112,907	161,607	$31.82

Also under the LTIP, the Company awarded in 2008 and 2007 nonqualified stock options to certain employee participants which vest and become exercisable upon the completion of a three-year service period commencing on the third anniversary of the grant date. The stock options have a term of 10 years. There are special vesting provisions for the stock options related to a change in control.

In accordance with accounting standards, compensation expense for unvested stock options is recorded over the vesting period based on the fair value at the date of grant. The fair value of stock options on the date of grant is calculated using the Black-Scholes-Merton model and the assumptions listed below:

	February 2008 Grant	May 2007 Grant
Grant date price per share of option award	$39.99	$29.97
Expected dividend yield per share	2.00%	2.50%
Expected life in years	6.5	6.5
Expected volatility	40.67%	40.39%
Risk-free interest rate	3.28%	4.45%
Grant date fair value per share of option awards	$14.79	$11.01

The dividend yield is based on the Company’s current and prospective dividend rate which calculates a continuous dividend yield based upon the market price of the underlying common stock. The expected life in years is based on the simplified method permitted under Securities and Exchange Commission Staff Accounting Bulletin No. 107 which calculates the average of the weighted vesting term and the contractual term of the option. This method was selected due to the lack of historical exercise data with respect to the Company. Expected volatility is based on the historical volatility of the Company’s common stock and the historical volatility of certain other similar public companies. The risk-free interest rate is based on U.S. Treasury bill rates for the expected life of the option.

The following table shows a summary of the status and activity of stock options for the year ended December 31, 2008:

	Options	Weighted Average Exercise Price per Option	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2008	60,200	$29.97
Granted	45,712	$39.99
Exercised	(806)	$29.97
Forfeited	(1,794)	$29.97

Outstanding at December 31, 2008	103,312	$34.40	8.70	$—

Exercisable at December 31, 2008	—	$—	—	$—

Total stock-based compensation expense recognized for the three years ended December 31, 2008 is as follows:

	Year Ended December 31,
	2008	2007	2006
(Dollars in millions)
Stock-based compensation expense recognized:
Selling, general and administrative expenses	$3.7	$1.9	$0.4
Less related income tax benefit	1.5	0.7	0.1

Decrease in net income	$2.2	$1.2	$0.3

Stock-based compensation for 2008 includes 19,500 shares issued under the LTIP to members of the board of directors in relation to annual director compensation. As of December 31, 2008, total future compensation expense related to non-vested stock-based compensation arrangements totaled $4.8 million and the weighted-average period over which this expense is expected to be recognized is approximately 22 months.

8. Income Taxes

Income Tax Provision

Components of the Company’s income tax provision are as follows:

	Years Ended December 31,
	2008	2007	2006
(Dollars in millions)
Current:
Federal	$13.2	$17.2	$4.6
State	0.8	0.3	—
Foreign	16.9	11.5	7.7

Total current tax provision	30.9	29.0	12.3
Deferred:
Federal	11.8	(0.1)	(3.0)
State	0.6	0.8	0.2
Foreign	(1.7)	(0.7)	0.1

Total deferred tax provision (benefit)	10.7	—	(2.7)

Total income tax provision	$41.6	$29.0	$9.6

Income before income taxes for 2008, 2007 and 2006 included $53.3 million, $37.1 million and $25.5 million, respectively, from foreign operations.

The provision for income taxes is reconciled with the federal statutory rate as follows:

	Years Ended December 31,
	2008	2007	2006
Federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.0	1.0	2.3
Taxes on foreign income	10.1	1.9	14.3
Domestic production activities deduction	(1.2)	(1.5)	(0.2)
Non-deductible fines and penalties	0.8	0.7	3.5
Deferred tax adjustments	—	(0.5)	—
Change in tax contingency reserves	1.0	0.4	(1.5)
Change in valuation allowance	—	—	—
Other	(0.5)	(0.5)	(1.8)

	46.2%	36.5%	51.6%

The Company has not provided any U.S. tax on undistributed earnings of foreign subsidiaries or joint ventures that are reinvested indefinitely. For the year ended December 31, 2008, the Company provided deferred tax on current year unremitted earnings of its European subsidiaries. At December 31, 2008 consolidated retained earnings of the Company included approximately $44 million of undistributed earnings from these investments.

Koppers China Tax Holiday

As a result of being a Foreign Investment Enterprise in the manufacturing sector, the Company’s 60 percent-owned joint venture in China is entitled to an income tax holiday under which it is exempted from corporate income tax for its first two profit making years (after deducting losses incurred in previous years), and is entitled to a 50 percent reduction in the corporate tax for the succeeding three years. The effect of the tax holiday on the Company’s net income attributable to Koppers for the years ended December 31, 2008, 2007 and 2006 was approximately $0.4 million, $0.6 million and $0.3 million, respectively. The tax holiday expired on January 1, 2009.

Taxes Excluded from Net Income

The amount of income tax provision (benefit) included in comprehensive income but excluded from net income relating to adjustments to reflect the unfunded status of employee post-retirement benefit plans is $(19.6) million, $5.0 million and $0.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The amount of income tax benefit included in stockholders’ equity (deficit) but excluded from net income relating to the expense for restricted stock and employee stock options recognized differently for financial and tax reporting purposes was $0.8 million, $1.2 million and $0.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Deferred Tax Assets and Liabilities

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2008	2007
(Dollars in millions)
Deferred tax assets:
Pension and other postretirement benefits obligations	$29.9	$8.1
Accrued but unpaid interest	21.4	15.4
Reserves, including insurance and deferred revenue	14.0	14.6
Asset retirement obligations	5.0	6.4
Book/tax inventory accounting differences	4.1	4.3
Excess tax basis on Koppers Australia assets	3.0	4.4
Net operating loss benefit	2.5	5.7
Accrued vacation	2.0	3.0
Capital loss benefit	2.0	2.0
Alternative minimum tax credits	—	13.0
Other	3.3	1.4
Valuation allowance	(4.2)	(7.1)

Total deferred tax assets	83.0	71.2
Deferred tax liabilities:
Tax over book depreciation and amortization	14.3	10.7
Unremitted earnings of foreign subsidiaries	6.2	—
Partnership basis difference	—	5.7
Other	3.9	2.9

Total deferred tax liabilities	24.4	19.3

Net deferred tax assets	$58.6	$51.9

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has recorded a valuation allowance of $2.2 million for certain state net operating loss carryforwards anticipated to produce no tax benefit. Additionally, the Company has recorded a valuation allowance of $2.0 million for certain capital loss carryforwards expected to produce no benefit. The Company has a state net operating loss benefit of $2.5 million, which will expire from 2009 to 2027.

Uncertain Tax Positions

The Company or one of its subsidiaries files income tax returns in U.S. federal jurisdiction, individual U.S. state jurisdictions and non-U.S. jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003.

The Company adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2008. As a result of the adoption of FIN 48, the Company did not recognize a material change in the liability for unrecognized tax benefits. As of December 31, 2008, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate, was approximately $3.2 million. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31, 2008	December 31, 2007
(Dollars in millions)
Balance at beginning of year	$2.7	$2.1
Additions based on tax provisions related to the current year	0.5	0.7
Additions for tax provisions of prior years	1.1	0.3
Reductions as a result of a lapse of the applicable statute of limitations	(0.3)	(0.4)

Balance at end of year	$4.0	$2.7

The Company recognizes interest expense and any related penalties from uncertain tax positions in income tax expense. For each year ended December 31, 2008, 2007 and 2006, the Company recognized $0.3 million, $0.1 million and $0.1 million, respectively, in interest and penalties. As of December 31, 2008 and 2007, the Company had accrued approximately $0.7 million and $0.4 million, respectively, for interest and penalties.

9. Segment Information

The Company has two reportable segments: Carbon Materials & Chemicals and Railroad & Utility Products. The Company’s reportable segments are business units that offer different products. The reportable segments are each managed separately because they manufacture and distribute distinct products with different production processes. The business units have been aggregated into two reportable segments since management believes the long-term financial performance of these business units is affected by similar economic conditions.

The Company’s Carbon Materials & Chemicals segment is primarily a supplier of carbon pitch, phthalic anhydride, creosote, carbon black and carbon black feedstock. Carbon pitch is used primarily by the aluminum industry as a binder in the manufacture of anodes. Phthalic anhydride is used in the manufacture of plasticizers, unsaturated polyester resins, alkyd resins and dye making. Creosote is used in the protection of timber products against insects, fungal decay and weathering. Carbon black and carbon black feedstock are used in the production of rubber tires.

The Company’s Railroad & Utility Products segment provides various products and services to railroads, including crossties (both wood and concrete), track panels and switch pre-assemblies and disposal services. The segment also supplies treated wood poles to electric and telephone utilities and provides products to, and performs various wood treating services for construction and other commercial applications.

The Company evaluates performance and determines resource allocations based on a number of factors, the primary measure being operating profit or loss from operations. Operating profit does not include equity in earnings of affiliates, other income, interest expense or income taxes. Operating profit also excludes the operating costs of Koppers Holdings Inc., the parent company of Koppers Inc. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment transactions are eliminated in consolidation.

Results of Segment Operations

	Year Ended December 31,
	2008	2007	2006
(Dollars in millions)
Revenues from external customers:
Carbon Materials & Chemicals	$892.0	$776.1	$610.6
Railroad & Utility Products	472.8	479.5	433.6

Total	$1,364.8	$1,255.6	$1,044.2

Intersegment revenues:
Carbon Materials & Chemicals	$72.4	$63.3	$49.9

Depreciation & amortization:
Carbon Materials & Chemicals	$22.7	$22.6	$21.8
Railroad & Utility Products	7.3	6.9	7.6
Corporate	—	—	0.2

Total	$30.0	$29.5	$29.6

Operating profit:
Carbon Materials & Chemicals	$107.9	$84.3	$56.3
Railroad & Utility Products	24.0	42.8	23.9
Corporate(a)	(2.3)	(2.0)	(1.2)

Total	$129.6	$125.1	$79.0

Capital expenditures (including acquisitions):
Carbon Materials & Chemicals(b)	$24.3	$17.7	$63.5
Railroad & Utility Products	13.8	9.2	8.3
Corporate	1.5	0.4	0.8

Total	$39.6	$27.3	$72.6

(a)	Operating loss for Corporate includes general and administrative costs for Koppers Holdings Inc, the parent company of Koppers Inc.
(b)

Excludes capital expenditures by Koppers Arch, a discontinued operation, of $0.0 million, $0.1 million and $0.8 million and by Koppers Monessen, a discontinued operation, of $0.4 million, $1.0 million and $0.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Assets and Goodwill by Segment

	December 31,
	2008	2007
(Dollars in millions)
Assets:
Carbon Materials & Chemicals	$402.1	$444.9
Railroad & Utility Products	152.0	144.2
Assets of discontinued operations held for sale	—	21.6

Segment assets	554.1	610.7
Cash & cash equivalents	37.6	0.2
Deferred taxes	43.0	39.0
Deferred financing costs	9.3	9.3
Deferred charges	4.4	4.9
Other	12.7	5.2

Total	$661.1	$669.3

Goodwill:
Carbon Materials & Chemicals	$56.6	$60.3
Railroad & Utility Products	1.8	2.2

Total	$58.4	$62.5

Revenues and Long-lived Assets by Geographic Area

	Year	Revenue	Long-lived assets
(Dollars in millions)
United States	2008	$723.6	$153.6
	2007	712.9	144.2
	2006	629.8
Australasia	2008	$261.8	$63.9
	2007	217.3	69.4
	2006	174.6
Europe	2008	$223.7	$15.2
	2007	203.0	23.6
	2006	153.8
Other countries	2008	$155.7	$—
	2007	122.4	—
	2006	86.0

Total	2008	$1,364.8	$232.7
	2007	1,255.6	237.2

	2006	1,044.2

Revenues by geographic area in the above table are attributed by the destination country of the sale. Revenues from foreign countries totaled $641.2 million in 2008, $542.7 million in 2007 and $414.4 million in 2006. Revenues from one customer of the Carbon Materials & Chemicals segment represented approximately ten percent on the Company’s consolidated revenues in 2008.

Segment Revenues for Significant Product Lines

	Year Ended December 31,
	2008	2007	2006
(Dollars in millions)
Carbon Materials & Chemicals:
Carbon pitch	$401.6	$360.3	$265.2
Creosote and carbon black feedstock	119.1	87.2	61.7
Phthalic anhydride	101.6	102.2	97.7
Carbon black	64.8	43.2	36.3
Naphthalene	56.9	57.4	32.9
Other products	148.0	125.8	116.8

	892.0	776.1	610.6
Railroad & Utility Products:
Railroad crossties	305.7	312.7	286.9
Utility poles	80.2	78.8	75.0
Creosote	42.4	45.6	25.5
Other products	44.5	42.4	46.2

	472.8	479.5	433.6

Total	$1,364.8	$1,255.6	$1,044.2

10. Inventories

Inventories as of December 31, 2008 and 2007 were as follows:

	December 31,
	2008	2007
(Dollars in millions)
Raw materials	$99.6	$92.8
Work in process	13.6	8.3
Finished goods	101.5	97.7

	214.7	198.8
Less revaluation to LIFO	42.9	26.9

Net	$171.8	$171.9

In the fourth quarter of 2008 the Company recorded inventory lower of cost or market charges totaling $3.9 million. For the year ended December 31, 2007, liquidations of LIFO inventories of the Railroad & Utility Products segment increased operating profit by $0.1 million.

11. Equity Investments

The Company holds two investments in unconsolidated companies. KSA Limited Partnership is a 50 percent owned concrete crosstie operation located in Portsmouth, Ohio. Tangshan Koppers Kailuan Carbon Chemical Company Limited (“TKK”) was established in November 2007 and will construct and operate a new tar distillation facility in the Hebei Province near the Jingtang Port. The Company holds a 30 percent investment in TKK which is expected to commence production in 2009. Equity in earnings (losses) and total dividends received for the three years ended December 31, 2008 were as follows:

	Equity Income (loss)	Dividends Received
(Dollars in millions)
2008	$(0.6)	$0.2
2007	0.3	0.6
2006	0.5	0.8

12. Property, Plant and Equipment

Property, plant and equipment as of December 31, 2008 and 2007 were as follows:

	December 31,
	2008	2007
(Dollars in millions)
Land	$6.3	$6.7
Buildings	21.0	22.6
Machinery and equipment	469.4	497.6

	496.7	526.9
Less accumulated depreciation	351.9	381.7

Net	$144.8	$145.2

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 amounted to $29.1 million, $27.9 million and $27.0 million, respectively. Included in depreciation expense for 2008 was an impairment charge of $3.7 million related to the CM&C segment’s glycerine refining plant in the United Kingdom. This impairment charge was incurred after the Company received a termination notice from its sole customer.

13. Goodwill and Other Identifiable Intangible Assets

The change in the carrying amount of goodwill attributable to each business segment for the years ended December 31, 2008 and December 31, 2007 was as follows:

	Carbon Materials & Chemicals	Railroad & Utility Products	Total
(Dollars in millions)
Balance at December 31, 2006	$60.6	$2.0	$62.6
Business disposition	(2.5)	—	(2.5)
Currency translation	2.2	0.2	2.4

Balance at December 31, 2007	60.3	2.2	62.5
Currency translation	(3.7)	(0.4)	(4.1)

Balance at December 31, 2008	$56.6	$1.8	$58.4

The Company’s identifiable intangible assets with finite lives are being amortized over their estimated useful lives and are summarized below:

	December 31,
	2008			2007
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
(Dollars in millions)
Customer contracts	$9.4	$4.3	$5.1	$10.3	$4.4	$5.9
Non-compete agreements	1.1	1.1	—	1.5	1.4	0.1

Total	$10.5	$5.4	$5.1	$11.8	$5.8	$6.0

In 2008, the gross carrying value of the Company’s intangible assets decreased by $1.3 million due to foreign currency translation. The customer contracts have estimated useful lives of 10 years and the non-compete agreements have estimated useful lives of 3 years. Total amortization expense related to these identifiable intangible assets was $0.9 million, $1.5 million and $2.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. Estimated amortization expense for the proceeding five years is summarized below:

Estimated annual amortization
(Dollars in millions)
2009	$0.8
2010	0.7
2011	0.7
2012	0.7
2013	0.7

14. Debt

Debt at December 31, 2008 and December 31, 2007 was as follows:

			December 31,
	Weighted Average Interest Rate	Maturity	2008	2007
(Dollars in millions, except interest rates)
Revolving Credit Facility	—%	2012	$—	$—
Senior Secured Revolving Credit Facility	—%	—	—	12.0
Other revolving credit facilities	—%	—	—	9.3
Senior Secured Term Loans	—%	—	—	31.6
Senior Secured Notes	9 7/8%	2013	187.8	217.8
Senior Discount Notes	9 7/8%	2014	186.6	169.5
Other debt, including capital leases	8.00%	Various	0.5	—

Total debt			374.9	440.2
Less short-term debt and current maturities of long-term debt			0.2	21.3

Long-term debt (excluding current portion)			$374.7	$418.9

Revolving Credit Facility

The Koppers Inc. revolving credit facility agreement, as amended and restated, provides for a revolving credit facility of up to $300.0 million at variable rates. The revolving credit facility replaced the Senior Secured Revolving Credit Facility on October 31, 2008. Borrowings under the revolving credit facility are secured by a first priority lien on substantially all of Koppers Inc.’s assets, including the assets of certain significant subsidiaries. The credit facility contains certain covenants that limit capital expenditures by Koppers Inc. and restrict its ability to incur additional indebtedness, create liens on its assets, enter into leases, pay dividends and make investments or acquisitions. In addition, such covenants give rise to events of default upon the failure by Koppers Inc. to meet certain financial ratios.

As of December 31, 2008, the Company had $283.0 million of unused revolving credit availability for working capital purposes after restrictions from certain letter of credit commitments. As of December 31, 2008, $13.6 million of commitments were utilized by outstanding letters of credit.

Senior Secured Notes

The 9 7/8 percent Senior Secured Notes due 2013 (the “Senior Secured Notes”) are guaranteed, jointly and severally, on a senior secured basis by certain of the Company’s subsidiaries. Interest is payable semiannually in arrears on April 15 and October 15 of each year. The Senior Secured Notes and subsidiary guarantees are senior obligations of Koppers Inc. and its subsidiary guarantors, respectively, and are secured by a second priority lien on and security interest in substantially all of the assets owned by Koppers Inc. and its subsidiary guarantors that secure Koppers Inc.’s obligations under its senior secured credit facilities. On or after October 15, 2008, the Company is entitled to redeem all or a portion of the Senior Secured Notes at a redemption price of 104.938 percent of principal value, declining annually in ratable amounts until the redemption price is equivalent to the principal value.

In 2008, the Company repurchased Senior Secured Notes with a face value of $32.5 million. The Senior Secured Notes were repurchased at a discount to face value and accordingly, the Company realized a gain of $2.1 million which was recorded as a reduction to interest expense.

The Company has a notional $50.0 million interest rate swap to convert a portion of the Senior Secured Notes from fixed-interest rate debt to floating-interest rate debt. Accordingly, the interest rate swap is reflected at fair value in other assets at December 31, 2008 and in other long-term liabilities at December 31, 2007. The Senior Secured Notes subject to the notional amount of the interest rate swap is reflected at fair value at each balance sheet date. At December 31, 2008 and December 31, 2007, the impact of the interest rate swap increased (decreased) the carrying value of the Senior Secured Notes by $1.9 million and $(0.5) million, respectively.

The indentures governing the Senior Secured Notes include customary covenants that restrict, among other things, the ability of Koppers Inc. and its subsidiaries to incur additional debt, pay dividends or make certain other restricted payments, incur liens, merge or sell all or substantially all of the assets of Koppers Inc. or its subsidiaries or enter into various transactions with affiliates.

Senior Discount Notes

Koppers Holdings’ 9 7/8 percent Senior Discount Notes due 2014 (the “Senior Discount Notes”) have a principal amount at maturity of $203.0 million. No cash interest is required to be paid prior to November 15, 2009. The accreted value of each Senior Discount Note increases from the date of issuance until November 15, 2009, at a rate of 9 7/8 percent per annum compounded semiannually such that on November 19, 2009 the accreted value will equal $203.0 million, the principal amount due at maturity. Subsequent to November 19, 2009, cash interest on the Senior Discount Notes will accrue and be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2010.

The Senior Discount Notes are effectively subordinated to the Company’s existing and future secured indebtedness, and are structurally subordinated to all of the existing and future indebtedness and other liabilities and preferred equity of the Company’s subsidiaries. On or after November 15, 2009, the Company is entitled to redeem all or a portion of the Senior Discount Notes at a redemption price of 104.938 percent of principal value, declining annually in ratable amounts until the redemption price is equivalent to the principal value.

Guarantees

The Company’s 60-percent owed subsidiary in China has issued a guarantee of $17.9 million in support of the Company’s 30-percent investment in Tangshan Koppers Kailuan Carbon Chemical Company Limited (“TKK”). The guarantee relates to bank debt incurred by TKK and expires in 2013.

Debt Maturities and Deferred Financing Costs

At December 31, 2008 the aggregate debt maturities for the next five years are as follows:

(Dollars in millions)
2009	$0.2
2010	0.2
2011	0.1
2012	—
2013	185.9
Thereafter	203.0

Total maturities	389.4
Future accretion on Discount Notes	(16.4)
Fair market value of interest rate swap on Senior Secured Notes	1.9

Total debt	$374.9

Deferred financing costs associated with the credit facilities, the issuance of the Discount Notes and the issuance of Senior Secured Notes totaled $16.7 million and $18.6 million at December 31, 2008 and 2007, respectively, and are being amortized over the life of the related debt. Unamortized deferred financing costs (net of accumulated amortization of $7.4 million and $9.3 million at December 31, 2008 and 2007, respectively) were $9.3 million at December 31, 2008 and 2007, and are included in other assets.

15. Leases

Future minimum commitments for operating leases having non-cancelable lease terms in excess of one year are as follows:

(Dollars in millions)
2009	$33.6
2010	28.4
2011	18.2
2012	13.8
2013	7.9
Thereafter	2.6

Total	$104.5

Operating lease expense for 2008, 2007 and 2006 was $39.0 million, $31.1 million and $26.1 million, respectively.

16. Pensions and Post-retirement Benefit Plans

The Company and its subsidiaries maintain a number of defined benefit and defined contribution plans to provide retirement benefits for employees in the U.S., as well as employees outside the U.S. These plans are maintained and contributions are made in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”), local statutory law or as determined by the board of directors. The defined benefit pension plans generally provide benefits based upon years of service and compensation. Pension plans are funded except for three domestic non-qualified defined benefit pension plans for certain key executives. The defined contribution plans generally provide retirement assets to employee participants based upon employer and employee contributions to the participant’s individual investment account. The Company also provides retiree medical insurance coverage to certain U.S. employees and a life insurance benefit to most U.S. employees.

Effective December 31, 2006, salaried employees of the Company’s U.S. qualified and corresponding non-qualified defined benefit pension plans no longer accrue additional years of service or recognize future increases in compensation for benefit purposes. As a result of the freeze of one of the non-qualified pension plans, the Company incurred a pension curtailment loss of $1.7 million in 2006. In addition, the Company has recently negotiated “soft” freezes with respect to a number of hourly defined benefit pension plans. Such negotiated agreements preclude new employees from entering the defined benefit pension plans.

In lieu of the reduction in benefits under the qualified defined benefit plan for U.S. salaried employees, the Company provides, based on age and years of service, a uniform employer contribution of at least three percent and up to a maximum of nine percent of compensation to the salaried employee’s defined contribution plan. The Company also matches contributions by salaried employees at an amount equal to 50 percent of the first six percent of compensation contributed by the salaried employee. In 2007, the Company’s board of directors approved the establishment of a supplemental benefit plan to restore employer non-elective contributions lost to certain participants in the Company’s defined contribution plan under U.S. tax law. This supplemental benefit plan is considered a defined-benefit pension plan under applicable accounting guidance.

With respect to U.S. hourly employees who are not eligible to participate in an hourly defined benefit pension plan, the Company provides a uniform employer contribution of three percent of compensation to the hourly employee’s defined contribution plan. The Company also matches contributions by hourly employees at an amount equal to 100 percent of the first one percent and 50 percent on the next two percent of compensation contributed by the hourly employee.

Expense related to our defined contribution plans, including the uniform employer contribution described above, totaled $4.7 million, $3.6 million and $1.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Effective December 31, 2006, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). SFAS 158 requires a company to recognize in its balance sheet an asset for a defined benefit postretirement plan’s overfunded status or a liability for a plan’s unfunded status. SFAS 158 does not change the amount of net periodic benefit expense otherwise included in net income under existing accounting standards. The adoption of SFAS 158 resulted in an additional recognized net postretirement liability of $10.4 million. The impact of adoption was reflected as an adjustment to the ending balance of accumulated other comprehensive income and totaled $7.0 million, net of tax of $3.4 million. The Company adopted the measurement date provisions of SFAS 158 effective January 1, 2007 for its one pension plan with a measurement date other than December 31. The impact of the adoption of the measurement date provisions resulted in an increase to opening retained deficit of $0.1 million on January 1, 2007.

Net periodic pension costs for 2008, 2007 and 2006 were as follows:

	December 31,
	Pension Benefits			Other Benefits
	2008	2007	2006	2008	2007	2006
(Dollars in millions)
Components of net periodic benefit cost:
Service cost	$3.1	$3.7	$5.0	$0.2	$0.2	$0.2
Interest cost	11.7	11.5	9.9	0.8	0.8	0.9
Expected return on plan assets	(13.1)	(13.6)	(10.6)	—	—	—
Amortization of prior service cost	0.2	0.2	0.4	(0.3)	(0.3)	(0.3)
Amortization of net loss	0.8	2.0	2.5	—	0.1	0.1
Amortization of transition asset	(0.4)	(0.4)	(0.4)	—	—	—
Settlements and curtailments	0.2	(0.1)	1.7	—	—	—

Net periodic benefit cost	$2.5	$3.3	$8.5	$0.7	$0.8	$0.9

Net periodic pension cost (benefit) that is expected to be recognized from the amortization of prior service cost, net loss and transition asset is estimated to total $(0.2) million, $5.6 million and $(0.4) million for all plans in 2009.

The change in the funded status of the pension and postretirement plans as of December 31, 2008 and December 31, 2007 is as follows:

	December 31,
	Pension Benefits		Other Benefits
	2008	2007	2008	2007
(Dollars in millions)
Change in benefit obligation:
Benefit obligation at beginning of year	$195.2	$200.1	$14.4	$15.4
Service cost	3.1	3.7	0.2	0.2
Interest cost	11.7	11.5	0.8	0.8
Plan participants’ contributions	0.3	0.4	—	—
Actuarial (gains) losses	(1.7)	(12.9)	(0.5)	(1.0)
Plan amendments	0.4	1.1	—	—
Settlements	(3.5)	(1.6)	—	—
Curtailments	(3.8)	—	—	—
Currency translation	(15.8)	2.1	—	—
Benefits paid	(9.0)	(9.2)	(1.3)	(1.0)

Benefit obligation at end of year	176.9	195.2	13.6	14.4

Change in plan assets:
Fair value of plan assets at beginning of year	182.5	165.6	—	—
Actual return on plan assets	(43.0)	12.7	—	—
Employer contribution	2.0	12.5	1.3	1.0
Plan participants’ contributions	0.3	0.4	—	—
Settlements	(5.4)	(1.6)	—	—
Currency translation	(13.9)	2.1	—	—
Benefits paid	(9.1)	(9.2)	(1.3)	(1.0)

Fair value of plan assets at end of year	113.4	182.5	—	—

Funded status of the plan	$(63.5)	$(12.7)	$(13.6)	(14.4)

Amounts recognized in the balance sheet consist of:
Noncurrent assets	$—	$2.4	$—	$—
Current liabilities	0.1	0.4	1.3	1.3
Noncurrent liabilities	63.4	14.7	12.3	13.1

Pension plans with benefit obligations in excess of plan assets:
Benefit obligation	$176.9	$184.1
Fair value of plan assets	113.4	168.9

Pension plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	$164.1	$9.2
Fair value of plan assets	107.5	—

The measurement date for the U.S., Australian and United Kingdom pension and postretirement assets and obligations is December 31 for each respective year.

The accumulated benefit obligation for all defined benefit pension plans as of December 31, 2008 and 2007 was $169.7 million and $186.4 million, respectively.

Expected Contributions for the 2009 Fiscal Year

The expected contributions by the Company for 2009 are estimated to be $1.3 million for pension plans and $1.3 million for other benefit plans.

Projected Benefit Payments

Benefit payments for pension benefits, which are primarily funded by the pension plan assets, and other benefits, which are funded by general corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows:

	Pension Benefits	Other Benefits
(Dollars in millions)
2009	$9.7	$1.3
2010	9.8	1.3
2011	10.7	1.3
2012	11.6	1.3
2013	11.7	1.3
2014 – 2018	64.9	5.7

Weighted-Average Assumptions as of December 31

	December 31,
	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Discount rate	6.16%	6.27%	6.26%	6.22%
Expected return on plan assets	7.82	7.82
Rate of compensation increase	3.16	3.33
Initial medical trend rate			10.00	10.00

Basis for the Selection of the Long-Term Rate of Return on Assets

The long-term rate of return on assets assumption was determined by using the plan’s asset allocation as described in the plan’s investment policy and modeling a distribution of compound average returns over a 20-year time horizon. The model uses asset class return, variance, and correlation assumptions to produce the expected return. The return assumptions used forward looking gross returns influenced by the current bond yields, corporate bond spreads and equity risk premiums based on current market conditions.

In general, the long-term rate of return is the sum of the portion of total assets in each asset class multiplied by the expected return for that class, adjusted for expected expenses to be paid from the assets. To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. This resulted in the selection of the 7.82 percent long-term rate of return on assets assumption.

Investment Strategy

The Company’s investment strategy for its pension plans is to manage the plans on a going-concern basis. Current investment policy is to achieve a high return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants. For U.S. pension plans, this policy currently targets a 75 percent allocation to equity securities and a 25 percent allocation to debt securities. For non-U.S. pension plans, various asset allocation strategies weighted toward equity and debt securities are in place.

The weighted average asset allocation for the Company’s pension plans at December 31 by asset category is as follows:

	December 31,
	2008	2007
Equity securities	64.4%	68.4%
Debt securities	32.3	27.9
Other	3.3	3.7

	100.0%	100.0%

Health Care Cost Trend Rates

The 2008 initial health care cost trend rate is assumed to be ten percent and is assumed to decrease gradually to five percent in 2014 and remain at that level thereafter. The assumed health care cost trend rate has a significant effect on the amounts reported for other postretirement benefit liability. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
(Dollars in millions)
Increase (decrease) from change in health care cost trend rates:
Postretirement benefit expense	$—	$—
Postretirement benefit liability	0.4	(0.4)

Incentive Plan

The Company has established management incentive plans based on established target award levels for each participant if certain Company performance and individual goals are met. The charge to operating expense for these plans was $4.7 million in 2008, $6.7 million in 2007 and $4.9 million in 2006.

17. Common Stock and Senior Convertible Preferred Stock

Changes in senior convertible preferred stock, common stock and treasury stock for the three years ended December 31, 2008 are as follows:

	Year Ended December 31,
	2008	2007	2006
(Shares in thousands)
Senior Convertible Preferred Stock:
Balance at beginning of year	—	—	2,288
Converted into Common Stock	—	—	(2,288)

Balance at end of year	—	—	—

Common Stock:
Balance at beginning of year	20,971	20,850	2,945
Conversion of Senior Convertible Preferred Stock	—	—	9,108
Initial public offering	—	—	8,700
Issued for employee stock plans	126	121	114
Retired and cancelled	—	—	(17)

Balance at end of year	21,097	20,971	20,850

Treasury Stock:
Balance at beginning of year	(145)	(120)	(22)
Shares repurchased	(524)	(25)	(115)
Retired and cancelled	—	—	17

Balance at end of year	(669)	(145)	(120)

Common Stock

In February 2008, the board of directors approved a $75.0 million common stock repurchase program which expires in February 2010. During 2008, the Company repurchased $20.7 million of common stock under the program.

Senior Convertible Preferred Stock

The senior convertible preferred stock (“preferred stock”) had voting rights (except as noted below) and dividend rights equal to 3.9799 times the dividend rate on common stock, and had a liquidation preference equal to par value ($0.01 per share). The preferred stock was convertible into common stock at any time. The holders of the preferred stock voted as a separate series from all other classes of stock, and were entitled to elect a majority of the board of directors of the Company. In January 2006 the preferred stock was converted into shares of common stock on a 3.9799-for-one basis in connection with the Company’s initial public offering in 2006 and no shares of preferred stock are currently outstanding.

18. Fair Value of Financial Instruments

Carrying amounts and the related estimated fair values of the Company’s financial instruments as of December 31, 2008 and 2007 are as follows:

	December 31, 2008		December 31, 2007
	Fair Value	Carrying Value	Fair Value	Carrying Value
(Dollars in millions)
Financial assets:
Cash and cash equivalents, including restricted cash	$67.3	$67.3	$16.9	$16.9
Short-term investments	1.7	1.7	2.1	2.1
Investments and other assets(a)	3.2	3.2	1.3	1.3
Financial liabilities:
Long-term debt (including current portion)	$325.4	$374.9	$457.4	$440.2
Other long-term liabilities	—	—	0.5	0.5

(a)	Excludes equity method investments.

Cash and short-term investments – The carrying amount approximates fair value because of the short maturity of those instruments.

Investments and other assets – Represents the broker-quoted cash surrender value on universal life insurance policies and the interest rate swap fair value adjustment. This interest rate swap is further described in Note 2.

Long-term debt – The fair value of the Company’s long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair values of the revolving credit facilities and term loans approximate carrying value due to the variable rate nature of these instruments.

Investments and other long-term liabilities – The Company entered into an interest rate swap agreement to convert notional amounts of $50.0 million of fixed-interest rate debt, the Senior Secured Notes, to floating-interest rate debt. This interest rate swap is further described in Note 2.

19. Commitments and Contingent Liabilities

The Company and its subsidiaries are involved in litigation and various proceedings relating to environmental laws and regulations and toxic tort, product liability and other matters. Certain of these matters are discussed below. The ultimate resolution of these contingencies is subject to significant uncertainty and should the company fail to prevail in any of these legal matters or should several of these legal matters be resolved against the Company in the same reporting period, these legal matters could, individually or in the aggregate, be material to the consolidated financial statements.

Legal Proceedings

Product Liability Cases. Koppers Inc., along with other defendants, is currently a defendant in lawsuits filed in a variety of states in which the plaintiffs claim they suffered a variety of illnesses (including cancer) as a result of exposure to coal tar pitch sold by the defendants. There are 99 plaintiffs in 55 cases pending as of December 31, 2008 as compared to 97 plaintiffs in 52 cases at December 31, 2007. As of December 31, 2008, there are a total of 50 cases pending in state court in Pennsylvania, one case each pending in state courts in Tennessee, Washington and Illinois, two cases pending in an Indiana state court and one case pending in the United States District Court for the District of Oregon.

The plaintiffs in all 56 pending cases seek to recover compensatory damages, while plaintiffs in 44 cases also seek to recover punitive damages. The plaintiffs in the 50 cases filed in Pennsylvania state court seek unspecified damages in excess of the court’s minimum arbitration jurisdictional limit. The plaintiffs in the two cases filed in Indiana state court and the one case filed in Washington state court also seek unspecified damages. The plaintiff in the Oregon case seeks damages in excess of $1.8 million. The plaintiffs in the Tennessee state court case each seek damages of $15.0 million. The plaintiff in the Illinois state court seeks compensatory damages in excess of $50,000.

The other defendants in these lawsuits vary from case to case and include companies such as Beazer East, Inc., United States Steel Corporation, Honeywell International Inc., Vertellus Specialties Inc., Dow Chemical Company, Rust-Oleum Corporation, UCAR Carbon Company, Inc., Exxon Mobil Corporation, Chemtura Corporation, SGL Carbon Corporation, Alcoa, Inc., and PPG Industries, Inc. Discovery is proceeding in these cases. The Company has not provided a reserve for these lawsuits because, at this time, the Company cannot reasonably determine the probability of a loss, and the amount of loss, if any, cannot be reasonably estimated. Although Koppers Inc. is vigorously defending these cases, an unfavorable resolution of these matters may have a material adverse effect on the Company’s business, financial condition, cash flows and results of operations.

Koppers Inc. is currently a defendant in several products liability lawsuits in which the plaintiffs allege exposure to products or constituents of products sold by Koppers, including benzene, oils, solvents, pentachlorophenol and creosote. There are eleven plaintiffs in four cases pending as of December 31, 2008 as compared to 72 plaintiffs in ten cases at December 31, 2007. Most of these cases also involve numerous other defendants in addition to Koppers Inc. The plaintiffs in one of these cases seek compensatory damages in an unspecified amount in excess of the court’s minimum jurisdictional limit. The plaintiffs in the other cases seek to recover compensatory and punitive damages in an unspecified amount in excess of the court’s minimum jurisdictional limit. The Company has not provided a reserve for these lawsuits because, at this time, the Company cannot reasonably determine the probability of loss, and the amount of loss, if any, cannot be reasonably estimated.

Somerville Cases. Koppers Inc. is currently defending five sets of state court cases in Texas (Antu, Baade, Davis, Hensen and Moses) involving approximately 150 plaintiffs who allegedly have worked or resided in Somerville, Texas, where Koppers Inc. has operated a wood treatment plant since 1995. Koppers has been named, but not served, in another case (Asselin) that has 11 more plaintiffs who allegedly worked or resided in Somerville, Texas. These cases are pending in Burleson County, Texas and in Tarrant County, Texas. The Burlington Northern Santa Fe Railway Company (the “BNSF”) has also been named as a defendant in these cases. The complaints allege that plaintiffs have suffered personal injuries (including death, in some cases) resulting from exposure to wood preservative chemicals used at the Somerville, Texas wood treatment plant. The complaints in the Baade, Moses, Davis and Asselin cases additionally allege that plaintiffs have suffered property damage.

The complaints seek to recover various damages for each plaintiff, including compensatory and punitive damages within the jurisdictional limits of the court for, among other things, bodily injuries, pain and mental anguish, emotional distress, medical monitoring, medical expenses, diminished earning capacity, permanent disability, physical impairment and/or disfigurement, loss of companionship and society, loss of consortium, devaluation of property, loss of use and enjoyment of personal property, loss of use and enjoyment of real property, property damage, property remediation costs, funeral and burial expenses and lost wages.

There are a total of 44 plaintiffs (six of whom have claims pending against only the BNSF) in the Moses cases. These plaintiffs seek compensatory and punitive damages in an unspecified amount in excess of the court’s minimum jurisdictional limit for alleged personal injuries and property damages. There are a total of 10 plaintiffs in the Antu case, four of whom have claims pending against only the BNSF. These plaintiffs also seek compensatory and punitive damages in an unspecified amount in excess of the court’s minimum jurisdictional limit. The plaintiffs in the Hensen case seek compensatory and punitive damages in excess of $75,000 each. The Hensen case identifies a total of 93 plaintiffs, one of whom has a claim pending against only the BNSF. The Davis case involves one plaintiff who seeks compensatory and punitive damages in an unspecified amount in excess of the court’s minimum jurisdictional limit.

The Company has not provided a reserve for these matters because, at this time, it cannot reasonably determine the probability of a loss, and the amount of loss, if any, cannot be reasonably estimated. Although Koppers Inc. is vigorously defending these cases, an unfavorable resolution of these matters may have a material adverse effect on the Company’s business, financial condition, cash flows and results of operations.

Grenada – All Cases. Koppers Inc., together with various co-defendants (including Beazer East), has been named as a defendant in toxic tort lawsuits in state court in Mississippi (see “Grenada – State Court Cases” below) and in federal court in Mississippi (see “Grenada – Federal Court Cases” below) arising from the operation of the Grenada facility. The complaints allege that plaintiffs were exposed to harmful levels of various toxic chemicals, including creosote, pentachlorophenol, polycyclic aromatic hydrocarbons and dioxin, as a result of soil, surface water and groundwater contamination and air emissions from the Grenada facility and, in some cases, from an adjacent manufacturing facility operated by Heatcraft, Inc. Based on the experience of Koppers Inc. in defending previous toxic tort cases, the Company does not believe that the damages sought by the plaintiffs in the state and federal court cases are supported by the facts of the cases. The Company has not provided a reserve for these lawsuits because, at this time, it cannot reasonably determine the probability of a loss, and the amount of loss, if any, cannot be reasonably estimated. Although Koppers Inc. intends to vigorously defend these cases, there can be no assurance that an unfavorable resolution of these matters will not have a material adverse effect on the Company’s business, financial condition, cash flows and results of operations. See “Environmental and Other Liabilities Retained or Assumed by Others” for additional information.

Grenada – Federal Court Cases.

Beck Case – The complaint in this case was originally filed by approximately 110 plaintiffs. Pursuant to an order granting defendants’ motion to sever, the court dismissed the claims of 98 plaintiffs in the Beck case without prejudice to their right to re-file their complaints. In December 2005, 94 of the 98 plaintiffs in the Beck case whose claims were dismissed re-filed their complaints. The plaintiffs in the 94 cases that were re-filed seek compensatory damages from the defendants of at least $5.0 million for each of eight counts and punitive damages of at least $10.0 million for each of three counts (in addition to damages in an unspecified amount for alleged trespass and nuisance). No discovery orders have been issued with respect to the 94 additional cases. The claims of 11 of the 12 plaintiffs whose claims were not dismissed are still pending. The 11 remaining plaintiffs seek compensatory damages from the defendants in an unspecified amount and punitive damages of $20.0 million for each of four counts.

The first of these trials commenced on April 17, 2006, and the jury returned a verdict of 20 percent of $845,000 against Koppers Inc. for compensatory damages and no liability for punitive damages. Subsequent to the verdict, the court reduced the compensatory damages judgment by $60,000 to $785,000. Koppers Inc. appealed the judgment entered against it to the United States Court of Appeals for the Fifth Circuit. The Court of Appeals granted a reversal of the district court’s judgment on June 30, 2008. The plaintiff filed a petition for rehearing with the United States Court of Appeals and on October 23, 2008, the Court of Appeals denied plaintiff’s petition for rehearing. In February 2009 the district court denied plaintiffs’ motion to consolidate three of the remaining 11 cases for trial. A discovery schedule has been set for the next case that will go to trial.

Ellis Case – There are approximately 1,180 plaintiffs in this case. Each plaintiff seeks compensatory damages from the defendants of at least $5.0 million for each of seven counts and punitive damages of at least $10.0 million for each of three counts (in addition to damages for an unspecified amount for trespass and nuisance). The Ellis complaint also requests injunctive relief. These cases have been stayed pending the completion of the trials for the remaining 11 plaintiffs in the Beck case.

Grenada – State Court Cases. The state court cases were brought on behalf of approximately 214 plaintiffs in five counties in Mississippi. Each plaintiff seeks compensatory damages from the defendants of at least $5.0 million for each of up to eight counts and punitive damages of at least $10.0 million for each of three counts. Certain plaintiffs also seek damages for alleged trespass and private nuisance in unspecified amounts together with injunctive relief. The Mississippi Supreme Court ordered that the plaintiffs in the pending state court cases filed in counties other than Grenada County (approximately 110 cases) be severed and transferred to Grenada County. Plaintiffs’ counsel attempted to transfer ten such cases to Grenada County but all ten cases were dismissed by the Court. Motions to dismiss the remaining plaintiffs in the four non-Grenada County cases are pending. In February 2009, the court in Washington County entered an order granting plaintiffs 30 days from January 30, 2009 to show good cause why the cases pending in Washington County should not be dismissed.

With respect to the state court case that was originally filed in Grenada County, the court granted the defendants’ motion to sever the claims of these plaintiffs for improper joinder. These plaintiffs then filed 104 individual complaints in Grenada County. Of these, 40 have been dismissed to date. On August 28, 2008, the Circuit Court of Grenada County granted summary judgment in favor of the Company in 39 cases and the Plaintiffs filed motions to reconsider the summary judgment orders. The motions to reconsider were denied by the Circuit Court in November 2009. The Circuit Court also granted motions to dismiss for want of prosecution in three cases (two of which also had pending motions for summary judgment). Plaintiffs filed notices of appeal with the Mississippi Supreme Court in these cases. The Mississippi Supreme Court has not yet ruled on plaintiffs’ appeal. The Company filed motions to dismiss, or in the alternative, for summary judgment with regard to the remaining 18 cases in Grenada County. On February 12, 2009, the court granted summary judgment in favor of the Company in these 18 cases. The deadline for plaintiffs to appeal this summary judgment order has not yet expired.

Discontinued Operations. The Company sold its 51 percent interest in Koppers Arch on July 5, 2007 (see Note 5) to Arch Chemicals, Inc. and has provided an indemnity to Arch Chemicals for the Company’s share of liabilities, if any, arising from certain types of obligations and claims that arose prior to the Company’s sale of its interest in Koppers Arch. Koppers Inc. has received three notices from Arch Chemicals asserting claims for indemnification under the share purchase agreement. The first notice relates to environmental issues related to the condition of certain property associated with the Auckland, New Zealand operations of Koppers Arch Wood Protection (NZ) Limited. Reserving all rights, Koppers has agreed to participate in the payment of attorneys’ fees and related expenses relating to this matter until further notice. The two other notices relate to legal actions that have been filed in the High Court of New Zealand Auckland Registry against a third party and against Arch Wood Protection (NZ) Limited by a competitor of Arch Wood Protection (NZ) Limited. The competitor/plaintiff alleges, among other things, claims of defamation, injurious falsehood, conspiracy and violation of the New Zealand Fair Trading Act. Reserving all rights, Koppers has agreed to participate in the payment of attorneys’ fees and related expenses relating to these matters until further notice. The plaintiff seeks damages of approximately $10.8 million. The Company has not provided a reserve for these matters because, at this time, it cannot reasonably determine the probability of a loss, and the amount of loss, if any, cannot be reasonably estimated. An unfavorable resolution of these matters may have a material adverse effect on the Company’s business, financial condition, cash flows and results of operations.

Other Matters. In January 2009, the Company received questionnaire from the India Ministry of Commerce and Industry inquiring about the Company’s sales of carbon black into the Indian market. The Association of Carbon Black Manufacturers contend that carbon black manufacturers in China, Russia, Iran, Australia, Malaysia and Thailand are dumping carbon black into the Indian market and they are seeking the imposition of dumping duties on a retrospective basis. The Company is currently preparing a response to the questionnaire.

Legal Reserves Rollforward. The following table reflects changes in the accrued liability for legal proceedings:

	Year Ended December 31,
	2008	2007	2006
(Dollars in millions)
Balance at beginning of year	$0.4	$1.2	$3.1
Expense	—	0.9	0.8
Reversal of reserves	(0.3)	(0.1)	—
Cash expenditures	(0.2)	(1.0)	(2.6)
Business divestiture	—	(0.5)	—
Currency translation	0.1	(0.1)	(0.1)

Balance at end of year	$—	$0.4	$1.2

Reversal of reserves in 2008 primarily relates to the reversal of the Grenada federal court verdict that was reversed by an appeals court. Expense accruals and cash expenditures in 2007 primarily relate to the New Zealand Commerce Commission (“NZCC”) matter and the business divestiture relates to Koppers Arch (Note 5). Expense for 2006 consists primarily of the amount of the verdict rendered against Koppers Inc. in May 2006 related to the Grenada litigation and other costs related to the NZCC matter. Cash expenditures for 2006 consisted of the Company’s penalty related to the NZCC matter.

Environmental and Other Litigation Matters

The Company is subject to federal, state, local and foreign laws and regulations and potential liabilities relating to the protection of the environment and human health and safety including, among other things, the cleanup of contaminated sites, the treatment, storage and disposal of wastes, the discharge of effluent into waterways, the emission of substances into the air and various health and safety matters. The Company’s subsidiaries expect to incur substantial costs for ongoing compliance with such laws and regulations. The Company’s subsidiaries may also face governmental or third-party claims, or otherwise incur costs, relating to cleanup of, or for injuries resulting from, contamination at sites associated with past and present operations. The Company accrues for environmental liabilities when a determination can be made that they are probable and reasonably estimable.

Environmental and Other Liabilities Retained or Assumed by Others. The Company has agreements with former owners of certain of its operating locations under which the former owners retained, assumed and/or agreed to indemnify the Company against certain environmental and other liabilities. The most significant of these agreements was entered into at Koppers Inc.’s formation on December 29, 1988 (the “Acquisition”). Under the related asset purchase agreement between the Company and Beazer East, subject to certain limitations, Beazer East retained the responsibility for and agreed to indemnify the Company against certain liabilities, damages, losses and costs, including, with certain limited exceptions, liabilities under and costs to comply with environmental laws to the extent attributable to acts or omissions occurring prior to the Acquisition and liabilities related to products sold by Beazer East prior to the Acquisition (the “Indemnity”). Beazer Limited, the parent company of Beazer East, unconditionally guaranteed Beazer East’s performance of the Indemnity pursuant to a guarantee (the “Guarantee”). In 1998, the parent company of Beazer East purchased an insurance policy under which the funding and risk of certain environmental and other liabilities relating to the former Koppers Company, Inc. operations of Beazer East (which includes locations purchased from Beazer East by the Company) are underwritten by Centre Solutions (a member of the Zurich Group) and Swiss Re. Beazer East is a wholly-owned indirect subsidiary of Heidelberg Cement AG.

The Indemnity provides different mechanisms, subject to certain limitations, by which Beazer East is obligated to indemnify Koppers Inc. with regard to certain environmental, product and other liabilities and imposes certain conditions on Koppers Inc. before receiving such indemnification, including, in some cases, certain limitations regarding the time period as to which claims for indemnification can be brought. In July 2004, Koppers Inc. and Beazer East agreed to amend the environmental indemnification provisions of the December 29, 1988 asset purchase agreement to extend the indemnification period for pre-closing environmental liabilities through July 2019. As consideration for the amendment, Koppers Inc. paid Beazer East a total of $7.0 million and agreed to share toxic tort litigation defense costs arising from any sites acquired from Beazer East. The July 2004 amendment did not change the provisions of the Indemnity with respect to indemnification for non-environmental claims, such as product liability claims, which claims may continue to be asserted after July 2019.

Qualified expenditures under the Indemnity are not subject to a monetary limit. Qualified expenditures under the Indemnity include (i) environmental cleanup liabilities required by third parties, such as investigation, remediation and closure costs, relating to pre-December 29, 1988, or Pre-Closing, acts or omissions of Beazer East or its predecessors; (ii) environmental claims by third parties for personal injuries, property damages and natural resources damages relating to Pre-Closing acts or omissions of Beazer East or its predecessors; (iii) punitive damages for the acts or omissions of Beazer East and its predecessors without regard to the date of the alleged conduct and (iv) product liability claims for products sold by Beazer East or its predecessors without regard to the date of the alleged conduct. If the third party claims described in sections (i) and (ii) above are not made by July 2019, Beazer East will not be required to pay the costs arising from such claims under the Indemnity. However, with respect to any such claims which are made by July 2019, Beazer East will continue to be responsible for such claims under the Indemnity beyond July 2019. The Indemnity provides for the resolution of issues between Koppers Inc. and Beazer East by an arbitrator on an expedited basis upon the request of either party. The arbitrator could be asked, among other things, to make a determination regarding the allocation of environmental responsibilities between Koppers Inc. and Beazer East. Arbitration decisions under the Indemnity are final and binding on the parties.

Contamination has been identified at most of the Company’s manufacturing and other sites. Three sites currently owned and operated by the Company in the United States are listed on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”). Currently, at the properties acquired from Beazer East (which include all of the National Priorities List sites and all but one of the sites permitted under the Resource Conservation and Recovery Act (“RCRA”)), a significant portion of all investigative, cleanup and closure activities are being conducted and paid for by Beazer East pursuant to the terms of the Indemnity. In addition, other of the Company’s sites are or have been operated under RCRA and various other environmental permits, and remedial and closure activities are being conducted at some of these sites.

To date, the parties that retained, assumed and/or agreed to indemnify the Company against the liabilities referred to above, including Beazer East, have performed their obligations in all material respects. The Company believes that, for the last three years, amounts paid by Beazer East as a result of its environmental remediation obligations under the Indemnity have averaged in total approximately $11.7 million per year. Periodically, issues have arisen between Koppers Inc. and Beazer East and/or other indemnitors that have been resolved without arbitration. Koppers Inc. and Beazer East engage in discussions from time to time that involve, among other things, the allocation of environmental costs related to certain operating and closed facilities.

If for any reason (including disputed coverage or financial incapability) one or more of such parties fail to perform their obligations and the Company is held liable for or otherwise required to pay all or part of such liabilities without reimbursement, the imposition of such liabilities on the Company could have a material adverse effect on its business, financial condition, cash flows and results of operations. Furthermore, the Company could be required to record a contingent liability on its balance sheets with respect to such matters, which could result in a negative adjustment to the Company’s net worth.

Domestic Environmental Matters. Koppers Inc. is named as a potentially responsible party (a “PRP”) at two CERCLA Superfund sites and believes it is a minor participant in each of the sites. The Company has provided a reserve for CERCLA sites totaling $0.2 million as of December 31, 2008.

The Company has been named as a PRP at a third site, the Portland Harbor CERCLA site located on the Willamette River in Oregon. The Company has replied to an EPA Information request and is participating in discussions with existing PRP members to formulate an appropriate allocation methodology and execute a formal PRP agreement. The Company currently operates a coal tar pitch terminal near the site. The current estimate for past costs incurred in the remedial investigation/feasibility study is $100 million. Separate from the EPA activities, a natural resources damages assessment is being conducted by a local trustee group. The Company has not provided a reserve for this matter because, at this time, it cannot reasonably determine the probability of a loss, and the amount of loss, if any, cannot be reasonably estimated. An unfavorable resolution of this matter may have a material adverse effect on the Company’s business, financial condition, cash flows and results of operations.

The Illinois Environmental Protection Agency (the “IEPA”) has requested that Koppers Inc. conduct a voluntary investigation of soil and groundwater at its Stickney, Illinois carbon materials and chemicals facility. The IEPA advised Koppers Inc. that it made such request as a result of a reported release of oil-like material from Koppers Inc.’s property into an adjacent river canal. Koppers Inc. conducted such investigation in cooperation with Beazer East. The Company and Beazer East have engaged consultants to assist the Company in preparing a remediation strategy and an estimate of potential costs and has submitted a plan to conduct the remediation on this site. The Company has provided a reserve for this matter totaling $1.6 million as of December 31, 2008.

In August 2005, the Pennsylvania Department of Environment Protection (the “PADEP”) proposed a fine related to alleged water discharge exceedances from a storm water sewer pipe at the Company’s tar distillation facility in Clairton, Pennsylvania. In December 2006, the Company reached a preliminary settlement of the fine with the PADEP for $0.5 million, subject to the execution of a consent order that the Company is currently negotiating with the PADEP. Accordingly, the Company has reserved the amount of the settlement. The Company also proposed to undertake certain engineering and capital improvements to address this matter. In December 2007, the Company agreed to contribute the capital improvements, primarily a new sewer line, to the city of Clairton and accordingly, has provided a reserve of $1.6 million as of December 31, 2008.

In September 2007, Koppers Inc. and the EPA’s Office of Suspension and Disbarment reached an agreement to an 18-month extension to Koppers Inc.’s compliance agreement related to violations at Koppers Inc.’s Woodward Coke facility prior to its closure in January 1998. The extended compliance agreement expired in January 2009.

Australian Environmental Matters. Soil and groundwater contamination has been detected at certain of the Company’s Australian facilities. At the Company’s tar distillation facility in Newcastle, New South Wales, Australia, soil contamination from an abandoned underground coal tar pipeline and other groundwater contamination has been detected at a property adjacent to the facility. In December 2006 the Company and the owner of the adjacent property reached an agreement in principle pursuant to which the Company will contribute $1.4 million and the owner of the adjacent property will contribute $4.6 million toward remediation of the property. Subject to the approval of a remediation action plan by local environmental authorities, the agreement in principle provides that the Company will assume responsibility for the management of the remediation effort and will indemnify the current owner for any remediation costs in excess of its agreed contribution. At the completion of the remediation, the agreement in principle provides that the property will transfer to the Company. The Company has reserved its expected total remediation costs of $1.4 million at December 31, 2008.

Other Australian environmental matters include soil and groundwater remediation at two former wood products facilities in Australia which are being prepared for future sale. With respect to the first facility in Hume, Australia, the soil remediation is substantially complete. In the fourth quarter of 2006, a Phase II environmental assessment was completed that indicated estimated groundwater remediation costs of between $0.5 million and $1.7 million. No remediation work has commenced to date. With respect to the second facility in Thornton, Australia, a draft remediation action plan has been developed to address contaminated soil and groundwater contamination. The Company has reserved approximately $3.1 million for remediation costs at these sites which represents its best estimate of groundwater and remaining soil remediation.

Environmental Reserves Rollforward. The following table reflects changes in the accrued liability for environmental matters:

	Year Ended December 31,
	2008	2007	2006
(Dollars in millions)
Balance at beginning of year	$12.5	$5.6	$3.8
Expense	1.9	7.6	3.7
Reversal of reserves	(0.1)	(0.1)	(0.5)
Cash expenditures	(1.4)	(1.0)	(1.8)
Business divestiture	—	(0.2)	—
Currency translation	(1.2)	0.6	0.4

Balance at end of year	$11.7	$12.5	$5.6

Expense for 2008 consisted primarily of accruals related to the Thornton site. Expense for 2007 consisted primarily of accruals for estimated remediation costs at the Stickney, Illinois and Clairton, Pennsylvania tar distillation plants, closed facilities remediation in the U.S. and Australia, estimated remediation costs at the Newcastle tar distillation facility and soil remediation at a site in Australia. Expense for 2006 primarily included accruals for soil and groundwater remediation at the Company’s former wood products facility in Hume, Australia, estimated settlement costs related to the Company’s Clairton facility, CWA assessments, waste material disposal at certain Koppers Arch facilities in Australia and New Zealand and soil disposal costs at the Company’s facility in Port Clarence, UK. Reversals of reserves for 2006 primarily included estimated settlement costs related to the Company’s Clairton facility.

Contingent Liabilities

In the third quarter of 2008, the Company retired from service an owned vessel used to transport carbon materials products and raw materials. In connection with this retirement and under a contractual arrangement with the vessel’s operator, the Company and the vessel’s operator reached an agreement to share in the cost of severance benefits the vessel’s operator owes to its employees. In December 2008 the Company paid approximately $1.0 million in connection with the agreement and was released from any future obligation that the vessel’s operator has to its employees.

20. Related Party Transactions

Schnader Harrison Segal & Lewis LLP provided counsel to the Company during 2008 and 2007. Clayton A. Sweeney, a Director and shareholder of the Company, is also of counsel to Schnader Harrison Segal & Lewis LLP. In both 2008 and 2007, the Company paid a total of $0.1 million in legal fees to this firm.

The Company had entered into a consulting agreement in 1999 with Robert Cizik who was a director of the Company at that time. The consulting agreement included a provision which provided for a $0.6 million interest-free loan from the Company for the purchase of 140,467 shares of restricted common stock. The loan was repaid in May 2008 concurrent with Mr. Cizik’s retirement from the Board of Directors.

The Company had an advisory and consulting agreement with Saratoga pursuant to which the Company paid a management fee of $150,000 per quarter to Saratoga in lieu of Director’s fees to the Saratoga Director. In addition, Saratoga provided the Company with financial advisory services in connection with significant business transactions. For such services, the Company paid Saratoga compensation comparable to compensation paid for such services by similarly situated companies. During 2006 the Company paid Saratoga $0.3 million related to management fees. The advisory services agreement was terminated in February 2006 in conjunction with the completion of the Company’s initial public offering, and an affiliate of Saratoga Partners was paid a financial advisory services termination fee of $3.0 million in 2006.

21. Selected Quarterly Financial Data (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2008 and 2007:

	Year Ended December 31, 2008
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
(Dollars in millions, except per share amounts)
Statement of operations data:
Net sales	$331.2	$375.3	$369.4	$288.9	$1,364.8
Operating profit(a)	31.7	46.1	51.6	0.2	129.6
Income (loss) from continuing operations	12.8	22.7	25.2	(12.3)	48.4
Net income (b)	13.8	24.7	26.1	74.1	138.7
Net income attributable to Koppers (b)	13.2	24.3	25.5	75.0	138.0
Common stock data:
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic —
Continuing operations	$0.58	$1.06	$1.21	$(0.56)	$2.31
Discontinued operations	0.05	0.10	0.04	4.24	4.37

Earnings per basic common share	$0.63	$1.16	$1.25	$3.68	$6.68

Diluted —
Continuing operations	$0.58	$1.06	$1.20	$(0.57)	$2.30
Discontinued operations	0.05	0.10	0.04	4.23	4.35

Earnings per diluted common share	$0.63	$1.16	$1.24	$3.66	$6.65

Dividends declared per common share	$0.22	$0.22	$0.22	$0.22	$0.88
Price range of common stock:
High	$45.76	$51.95	$48.90	$37.11	$51.95
Low	31.34	39.11	33.83	12.60	12.60

(a)	In the fourth quarter of 2008 the Company incurred inventory lower of cost or market charges totaling $3.9 million, impairment charges for a European glycerine plant totaling $3.7 million and severance costs related to workforce reductions totaling $0.8 million.
(b)	In the fourth quarter of 2008, the Company sold its 95 percent interest in Koppers Monessen Partners LP (“Monessen”) and recognized a gain of $85.9 million, net of tax. The gain on the sale and the net income of Monessen totaling $4.4 million have been reclassified as a discontinued operation in the Company’s statement of operations and earnings per share for all periods presented.

	Year Ended December 31, 2007
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
(Dollars in millions, except per share amounts)
Statement of operations data:
Net sales	$290.6	$326.7	$329.1	$309.2	$1,255.6
Operating profit(a)	25.2	44.1	39.0	16.8	125.1
Income from continuing operations	8.5	20.3	17.4	4.3	50.5
Net income (b)	11.5	23.1	26.2	5.7	66.5
Net income attributable to Koppers (b)	10.5	22.3	25.5	5.0	63.3
Common stock data:
Earnings per common share attributable to Koppers common shareholders:
Basic —
Continuing operations	$0.38	$0.95	$0.81	$0.18	$2.30
Discontinued operations	0.13	0.13	0.42	0.06	0.75

Earnings per basic common share	$0.51	$1.08	$1.23	$0.24	$3.05

Diluted —
Continuing operations	$0.37	$0.94	$0.80	$0.18	$2.29
Discontinued operations	0.13	0.13	0.42	0.06	0.74

Earnings per diluted common share	$0.50	$1.07	$1.22	$0.24	$3.03

Dividends declared per common share	$0.17	$0.17	$0.17	$0.17	$0.68
Price range of common stock:
High	$27.24	$34.80	$39.88	$46.91	$46.91
Low	23.12	25.38	26.41	35.25	23.12

(a)	In the fourth quarter of 2007 the Company incurred due diligence costs of $6.8 million related to a potential acquisition which was not consummated.
(b)	In the second quarter of 2007 the Company sold its 51 percent interest in Koppers Arch and recognized a gain of $6.7 million, net of tax. The gain on the sale and the net income of Koppers Arch totaling $0.1 million have been reclassified as a discontinued operation in the Company’s statement of operations and earnings per share for all periods presented.

22. Subsequent Event

On September 4, 2009, the Company filed an amended registration statement on Form S-3 with the Securities and Exchange Commission. Under this registration statement, Koppers Holdings may sell a combination of securities including common stock, debt securities, preferred stock, depository shares and warrants, from time to time in one or more offerings with an aggregate offering price of up to $325 million. In addition, Koppers Inc. may sell debt securities from time to time under the registration statement. Debt securities may be fully and unconditionally guaranteed, on a joint and several basis, by Koppers Holdings, Koppers Inc. and/or other guarantor subsidiaries which will correspond to subsidiaries in the United States, Europe and Australia. The non-guarantor subsidiaries consist of certain subsidiaries in the United States, China and Mauritius. The guarantor subsidiaries that issue guarantees, if any, will be determined when a debt offering actually occurs under the registration statement and accordingly, the condensed consolidated financial information for subsidiary guarantors will be revised to identify the subsidiaries that actually provided guarantees.

Separate condensed consolidating financial statement information for the parent, Koppers Inc., domestic guarantor subsidiaries, foreign guarantor subsidiaries and non-guarantor subsidiaries as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is as follows:

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2008

	Parent	Koppers Inc.	Domestic Guarantor Subsidiaries	Foreign Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
(Dollars in millions)
Net sales	$—	$837.7	$46.1	$478.5	$83.0	$(80.5)	$1,364.8
Cost of sales including depreciation and amortization	—	744.2	7.3	399.5	75.6	(56.6)	1,170.0
Selling, general and administrative	2.3	33.8	1.4	23.0	4.7	—	65.2

Operating profit	(2.3)	59.7	37.4	56.0	2.7	(23.9)	129.6
Other income (expense)	150.9	0.6	(0.4)	1.2	(0.2)	(150.9)	1.2
Interest expense (income)	17.5	26.3	—	6.4	—	(9.4)	40.8
Income taxes	(6.9)	12.0	21.6	14.5	0.4	—	41.6

Income from continuing operations	138.0	22.0	15.4	36.3	2.1	(165.4)	48.4
Discontinued operations	—	86.0	(0.1)	—	4.4	—	90.3
Noncontrolling interests	—	—	—	—	0.7	—	0.7

Net income attributable to Koppers	$138.0	$108.0	$15.3	$36.3	$5.8	$(165.4)	$138.0

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2007

	Parent	Koppers Inc.	Domestic Guarantor Subsidiaries	Foreign Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
(Dollars in millions)
Net sales	$—	$803.2	$16.1	$418.2	$67.1	$(49.0)	$1,255.6
Cost of sales including depreciation and amortization	—	689.4	(11.3)	356.9	54.7	(31.3)	1,058.4
Selling, general and administrative	2.0	40.9	0.1	25.1	4.0	—	72.1

Operating profit	(2.0)	72.9	27.3	36.2	8.4	(17.7)	125.1
Other income (expense)	74.9	—	0.4	—	(0.1)	(74.9)	0.3
Interest expense (income)	16.0	34.4	—	6.4	—	(10.9)	45.9
Income taxes	(6.4)	8.2	13.4	9.3	4.5	—	29.0

Income from continuing operations	63.3	30.3	14.3	20.5	3.8	(81.7)	50.5
Discontinued operations	—	—	6.6	—	9.4	—	16.0
Noncontrolling interests	—	—	—	—	3.2	—	3.2

Net income attributable to Koppers	$63.3	$30.3	$20.9	$20.5	$10.0	$(81.7)	$63.3

Condensed Consolidating Statement of Operations For the Year Ended December 31, 2006
	Parent	Koppers Inc.	Domestic Guarantor Subsidiaries	Foreign Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
(Dollars in millions)
Net sales	$—	$689.1	$13.8	$330.2	$53.3	$(42.2)	$1,044.2
Cost of sales including depreciation and amortization	—	609.3	(17.3)	284.2	44.7	(17.9)	903.0
Selling, general and administrative	1.2	38.1	0.1	19.9	2.9	—	62.2

Operating profit	(1.2)	41.7	31.0	26.1	5.7	(24.3)	79.0
Other income (expense)	25.6	—	0.5	—	—	(25.2)	0.9
Interest expense (income)	14.5	51.2	0.1	5.0	0.1	(9.6)	61.3
Income taxes	(5.3)	(8.8)	12.0	6.8	4.9	—	9.6

Income from continuing operations	15.2	(0.7)	19.4	14.3	0.7	(39.9)	9.0
Discontinued operations	—	—	—	—	8.7	—	8.7
Noncontrolling interests	—	—	—	—	2.5	—	2.5

Net income attributable to Koppers	$15.2	$(0.7)	$19.4	$14.3	$6.9	$(39.9)	$15.2

Condensed Consolidating Balance Sheet December 31, 2008
	Parent	Koppers Inc.	Domestic Guarantor Subsidiaries	Foreign Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
(Dollars in millions)
ASSETS
Cash and cash equivalents	$—	$37.5	$—	$18.7	$6.9	$—	$63.1
S-T investments & restricted cash	—	—	—	(0.1)	6.0	—	5.9
Accounts receivable, net	4.6	94.4	388.0	42.5	40.7	(458.1)	112.1
Inventories, net	—	100.4	—	64.1	7.3	—	171.8
Deferred tax assets	—	4.1	(1.5)	—	—	—	2.6
Other current assets	—	10.1	—	5.9	0.9	—	16.9

Total current assets	4.6	246.5	386.5	131.1	61.8	(458.1)	372.4
Equity investments	180.2	77.0	15.6	13.2	4.0	(284.0)	6.0
Property, plant and equipment, net	—	92.3	—	35.2	17.3	—	144.8
Goodwill	—	37.0	—	20.1	1.3	—	58.4
Deferred tax assets	21.4	74.9	(45.7)	4.4	1.0	—	56.0
Other noncurrent assets	3.0	19.1	—	—	1.4	—	23.5

Total assets	$209.2	$546.8	$356.4	$204.0	$86.8	$(742.1)	$661.1

LIABILITIES AND EQUITY
Accounts payable	$0.1	$424.4	$5.9	$79.3	$30.5	$(458.1)	$82.1
Accrued liabilities	4.5	8.7	14.0	24.0	15.1	—	66.3
Short-term debt and current portion of long-term debt	—	0.2	—	—	—	—	0.2

Total current liabilities	4.6	433.3	19.9	103.3	45.6	(458.1)	148.6
Long-term debt	186.6	188.1	—	—	—	—	374.7
Other long-term liabilities	—	72.1	—	7.4	32.3	—	111.8

Total liabilities	191.2	693.5	19.9	110.7	77.9	(458.1)	635.1
Koppers stockholders’ equity	18.0	(146.7)	336.5	93.3	0.9	(284.0)	18.0
Noncontrolling interests	—	—	—	—	8.0	—	8.0

Total liabilities and equity	$209.2	$546.8	$356.4	$204.0	$86.8	$(742.1)	$661.1

Condensed Consolidating Balance Sheet December 31, 2007
	Parent	Koppers Inc.	Domestic Guarantor Subsidiaries	Foreign Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
(Dollars in millions)
ASSETS
Cash and cash equivalents	$0.2	$—	$—	$7.3	$6.3	$—	$13.8
S-T investments & restricted cash	—	—	—	—	5.2	—	5.2
Accounts receivable, net	3.8	124.0	361.6	59.8	46.0	(455.2)	140.0
Inventories, net	—	87.5	—	80.1	4.5	(0.2)	171.9
Deferred tax assets	—	20.0	(1.5)	—	—	—	18.5
Assets held for sale	—	—	—	—	21.6	—	21.6
Other current assets	—	11.1	—	7.6	3.7	—	22.4

Total current assets	4.0	242.6	360.1	154.8	87.3	(455.4)	393.4
Equity investments	126.9	77.1	16.1	16.7	1.6	(234.2)	4.2
Property, plant and equipment, net	—	83.2	—	49.1	12.9	—	145.2
Goodwill	—	36.9	—	24.6	1.0	—	62.5
Deferred tax assets	15.4	55.1	(38.8)	2.1	4.9	—	38.7
Other noncurrent assets	3.5	17.8	—	2.5	1.5	—	25.3

Total assets	$149.8	$512.7	$337.4	$249.8	$109.2	$(689.6)	$669.3

LIABILITIES AND EQUITY
Accounts payable	$—	$389.9	$4.4	$114.5	$50.1	$(455.3)	$103.6
Accrued liabilities	3.6	26.4	0.4	21.8	15.0	—	67.2
Liabilities held for sale	—	—	—	—	6.8	—	6.8
Short-term debt and current portion of long-term debt	—	12.0	—	9.3	—	—	21.3

Total current liabilities	3.6	428.3	4.8	145.6	71.9	(455.3)	198.9
Long-term debt	169.5	249.4	—	—	—	—	418.9
Other long-term liabilities	—	29.3	—	6.9	29.2	—	65.4

Total liabilities	173.1	707.0	4.8	152.5	101.1	(455.3)	683.2
Koppers stockholders’ equity	(23.3)	(194.3)	332.6	97.3	(1.3)	(234.3)	(23.3)
Noncontrolling interests	—	—	—	—	9.4	—	9.4

Total liabilities and equity	$149.8	$512.7	$337.4	$249.8	$109.2	$(689.6)	$669.3

Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2008
	Parent	Koppers Inc.	Domestic Guarantor Subsidiaries	Foreign Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
(Dollars in millions)
Cash provided by (used in) operating activities	$38.3	$14.7	$—	$28.2	$9.1	$(38.4)	$51.9
Cash provided by (used in) investing activities:
Capital expenditures and acquisitions	—	(24.8)	—	(6.8)	(8.4)	—	(40.0)
Net cash proceeds (payments) from divestitures and asset sales	—	158.4	—	3.2	(0.9)	—	160.7

Net cash (used in) investing activities	—	133.6	—	(3.6)	(9.3)	—	120.7
Cash provided by (used in) financing activities:
Borrowings (repayments) of long-term debt	—	(74.0)	—	(9.3)	—	—	(83.3)
Deferred financing costs	—	(2.7)	—	—	—	—	(2.7)
Dividends paid	(17.2)	(38.4)	—	—	—	38.4	(17.2)
Stock issued (repurchased)	(21.3)	1.4	—	—	—	—	(19.9)

Net cash provided by (used in) financing activities	(38.5)	(113.7)	—	(9.3)	—	38.4	(123.1)
Effect of exchange rates on cash	—	3.0	—	(4.0)	0.2	—	(0.8)

Net increase (decrease) in cash and cash equivalents	(0.2)	37.6	—	11.3	—	—	48.7
Add: Cash of assets held for sale at beginning of year	—	—	—	—	0.6	—	0.6
Less: Cash of assets held for sale at end of year	—	—	—	—	—	—	—
Cash and cash equivalents at beginning of year	0.2	—	—	7.3	6.3	—	13.8

Cash and cash equivalents at end of period	$—	$37.6	$—	$18.6	$6.9	$—	$63.1

Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2007
	Parent	Koppers Inc.	Domestic Guarantor Subsidiaries	Foreign Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
(Dollars in millions)
Cash provided by (used in) operating activities	$12.5	$80.3	$(11.5)	$(2.9)	$(0.3)	$(12.0)	$66.1
Cash provided by (used in) investing activities:
Capital expenditures and acquisitions	—	(15.1)	—	(9.9)	(3.4)	—	(28.4)
Net cash proceeds (payments) from divestitures and asset sales	—	0.1	11.5	0.3	—	—	11.9

Net cash (used in) investing activities	—	(15.0)	11.5	(9.6)	(3.4)	—	(16.5)
Cash provided by (used in) financing activities:
Borrowings (repayments) of long-term debt	—	(52.9)	—	8.9	(0.8)	—	(44.8)
Dividends paid	(11.5)	(14.6)	—	—	—	12.0	(14.1)
Stock issued (repurchased)	(0.9)	1.2	—	—	—	—	0.3

Net cash provided by (used in) financing activities	(12.4)	(66.3)	—	8.9	(0.8)	12.0	(58.6)
Effect of exchange rates on cash	—	1.0	—	1.0	0.1	—	2.1

Net increase (decrease) in cash and cash equivalents	0.1	—	—	(2.6)	(4.4)	—	(6.9)
Add: Cash of assets held for sale at beginning of year	—	—	—	—	2.5	—	2.5
Less: Cash of assets held for sale at end of year	—	—	—	—	(0.6)	—	(0.6)
Cash and cash equivalents at beginning of year	0.1	—	—	9.9	8.8	—	18.8

Cash and cash equivalents at end of period	$0.2	$—	$—	$7.3	$6.3	$—	$13.8

Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2006
	Parent	Koppers Inc.	Domestic Guarantor Subsidiaries	Foreign Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
(Dollars in millions)
Cash provided by (used in) operating activities	$14.8	$16.3	$—	$15.4	$(1.0)	$(16.6)	$28.9
Cash provided by (used in) investing activities:
Capital expenditures and acquisitions	—	(60.2)	—	(11.3)	(2.1)	—	(73.6)
Net cash proceeds (payments) from divestitures and asset sales	—	1.9	—	0.4	0.1	—	2.4

Net cash (used in) investing activities	—	(58.3)	—	(10.9)	(2.0)	—	(71.2)
Cash provided by (used in) financing activities:
Borrowings (repayments) of long-term debt	—	(49.6)	—	(8.2)	1.5	—	(56.3)
Deferred financing costs	—	(0.5)	—	(0.5)	—	—	(1.0)
Dividends paid	(17.3)	(16.6)	—	—	—	16.6	(17.3)
Stock issued (repurchased)	1.9	110.3	—	—	—	—	112.2

Net cash provided by (used in) financing activities	(15.4)	43.6	—	(8.7)	1.5	16.6	37.6
Effect of exchange rates on cash	—	(1.6)	—	1.6	(0.1)	—	(0.1)

Net increase (decrease) in cash and cash equivalents	(0.6)	—	—	(2.6)	(1.6)	—	(4.8)
Add: Cash of assets held for sale at beginning of year	—	—	—	—	2.9	—	2.9
Less: Cash of assets held for sale at end of year	—	—	—	—	(2.5)	—	(2.5)
Cash and cash equivalents at beginning of year	0.8	—	—	12.4	10.0	—	23.2

Cash and cash equivalents at end of period	$0.2	$—	$—	$9.8	$8.8	$—	$18.8

KOPPERS HOLDINGS INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the years ended December 31, 2008, 2007 and 2006

	Balance at Beginning of Year	Increase (Decrease) to Expense	Net (Write-Offs) Recoveries	Business Disposition	Currency Translation	Balance at End of Year
(Dollars in millions)
2008
Allowance for doubtful accounts	$0.2	$0.5	$(0.1)	$—	$(0.1)	$0.5

Inventory obsolescence reserves	$1.3	$0.7	$(0.5)	$—	$—	$1.5

Deferred tax valuation allowance	$7.1	$(2.9)	$—	$—	$—	$4.2

2007
Allowance for doubtful accounts	$0.3	$0.2	$(0.1)	$(0.2)	$—	$0.2

Inventory obsolescence reserves	$2.3	$(0.4)	$(0.3)	$(0.4)	$0.1	$1.3

Deferred tax valuation allowance	$7.0	$0.1	$—	$—	$—	$7.1

2006
Allowance for doubtful accounts	$0.7	$0.1	$(0.5)	$—	$—	$0.3

Inventory obsolescence reserves	$1.7	$1.4	$(0.9)	$—	$0.1	$2.3

Deferred tax valuation allowance	$7.2	$(0.2)	$—	$—	$—	$7.0